Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

INTERNATIONAL BUSINESS MACHINES CORPORATION,

CORVO Merger Sub, INC.

and

CONFLUENT, INC.

Dated as of December 7, 2025

TABLE OF CONTENTS

i

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
EXHIBIT B	Form of Amended and Restated Bylaws of the Surviving Corporation

GLOSSARY

Term	Section
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(c)
affiliate	8.03(a)
Affordable Care Act	8.03(b)
Agreement	Preamble
Anti-Corruption Laws	3.01(s)(iv)(A)
Antitrust Counsel Only Material	5.03(a)(v)
Antitrust Laws	5.03(a)(v)
Assumed Shares	5.04(a)(v)
Bankruptcy Exceptions	3.01(d)(i)
Baseline Financials	3.01(e)(iii)
Benefit Agreement	8.03(c)
Benefit Plan	8.03(d)
Burdensome Condition	5.03(a)(iii)
Business Day	8.03(e)
Canceled Shares	2.01(b)(i)
Capitalization Date	3.01(c)(i)
Capped Call Transactions	8.03(f)
Cash-Out RSU	5.04(a)(vi)
Cash-Out Stock Option	5.04(a)(vi)
Certificate	2.01(c)
Certificate of Merger	1.03
Chosen Courts	8.09
Class A Common Stock	8.03(g)
Class B Common Stock	8.03(h)
Closing	1.02
Closing Date	1.02
Code	2.02(f)
Common Stock	Recitals
Commonly Controlled Entity	8.03(i)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.01(d)(iii)
Company Bylaws	3.01(a)(ii)
Company Charter	3.01(a)(ii)
Company Common Stock	8.03(j)
Company Government Bid	3.01(t)(ii)(A)
Company Government Contract	3.01(t)(ii)(B)
Company Letter	3.01
Company Personnel	8.03(k)
Company Preferred Stock	3.01(c)(i)
Company Registered IP	3.01(p)(i)(B)
Company Representatives	4.02(b)

Term	Section
Company SEC Documents	3.01(e)(i)
Company Source Code	8.03(l)
Company Stock Plans	3.01(c)(ii)
Company Stockholder	2.01(d)(i)
Company Transaction Effect	3.01(a)(i)
Confidentiality Agreement	4.02(b)
Continuing Employees	5.10(a)
Contract	8.03(m)
Convertible Notes	8.03(n)
Convertible Notes Indenture	8.03(o)
Damages	7.02
Delaware Secretary of State	1.03
DGCL	Recitals
Dissenting Shares	2.01(d)(i)
DOJ	5.03(a)(v)
Economic Sanctions/Trade Laws	3.01(s)(iv)(B)
Effect	8.03(r)
Effective Time	1.03
Electronic Delivery	8.05
Environmental Claims	3.01(k)
Environmental Law	3.01(k)
Environmental Permits	3.01(k)
Equity Equivalents	3.01(c)(v)
ERISA	3.01(m)(i)
ESPP	3.01(c)(i)
Exchange Act	3.01(d)(v)
Exchange Ratio	5.04(a)(vi)
Filed SEC Document	3.01
Firmware	3.01(p)(iii)
First Extended Termination Date	7.01(b)(i)
Focus Country	3.01(q)(iii)
Foreign Investment Laws	5.03(a)(v)
FOSS	3.01(p)(iii)
FTC	5.03(a)(v)
GAAP	3.01(e)(ii)
Government Official	3.01(s)(i)
Governmental Entity	3.01(d)(v)
Hazardous Materials	3.01(k)
Hedge Counterparty	5.12(c)
HSR Act	3.01(d)(v)
Indebtedness	8.03(p)
Independent Reviewer	5.13
Initial Termination Date	7.01(b)(i)
Intellectual Property	3.01(p)(iii)
Intellectual Property Rights	3.01(p)(iii)

Term	Section
Intervening Event	4.02(d)(ii)
Intervening Event Notice	4.02(d)(i)
Intervening Event Notice Period	4.02(d)(i)
IRS	3.01(m)(ii)
IT Systems	3.01(q)(i)
Judgment	3.01(d)(iv)
knowledge	8.03(q)
Law	3.01(d)(iv)
Lease	3.01(o)(iii)
Leased Real Property	3.01(o)(iii)
Legal Proceedings	3.01(h)
Legal Restraints	6.01(c)
Liens	3.01(b)(ii)
Lookback Date	3.01
Major Customer	3.01(i)(i)(M)
Major Customer Contract	3.01(i)(i)(M)
Major Supplier	3.01(i)(i)(N)
Major Supplier Contract	3.01(i)(i)(N)
Material Adverse Effect	8.03(r)
Material Contracts	3.01(i)(i)(Q)
Merger	Recitals
Merger Consideration	2.01(c)
Money Laundering Laws	3.01(s)(iv)(C)
Morgan Stanley	3.01(w)
Nasdaq	8.03(s)
Non-Affiliate Plan Fiduciary	3.01(m)(vii)
OFAC	3.01(s)(iv)(B)
Parent	Preamble
Parent Common Stock	5.04(a)(iii)
Paying Agent	2.02(a)
Pension Plan	3.01(m)(i)
Permits	3.01(j)
Permitted Liens	3.01(o)(i)
person	8.03(t)
Personal Information	8.03(u)
Privacy and Data Security Laws	8.03(v)
Proxy Statement	3.01(d)(v)
Release	3.01(k)
Required Filings	5.03(a)(ii)
Residual Shares	5.04(a)(v)
Rollover RSU	5.04(a)(vi)
RSUs	3.01(c)(i)
Sanctions Target	3.01(s)(iv)(D)
SEC	3.01
Second Extended Termination Date	7.01(b)(i)

v

Term	Section
Securities Act	3.01(e)(i)
Software	3.01(p)(iii)
SOX	3.01(e)(iv)
Specified Stockholder	Recitals
Stock Options	3.01(c)(i)
Stockholder Approval	3.01(v)
Stockholder Meeting	5.01(c)
Sub	Preamble
Subsidiary	8.03(w)
Subsidiary Converted Shares	2.01(b)(ii)
Superior Proposal	4.02(b)
Superior Proposal Notice	4.02(c)(i)
Superior Proposal Notice Period	4.02(c)(i)
Surviving Corporation	1.01
Takeover Proposal	4.02(b)
tax return	3.01(n)(i)
taxes	3.01(n)(i)
taxing authority	3.01(n)(i)
Technology	3.01(p)(iii)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(p)(iii)
Trademarks	3.01(p)(iii)
Transaction Litigation	5.03(c)
Trustee	8.03(o)
Voting Agreement	Recitals
Welfare Plan	3.01(m)(iv)
Willful Breach	8.03(x)

AGREEMENT AND PLAN OF MERGER dated as of December 7, 2025 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), CORVO Merger Sub, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and CONFLUENT, INC., a Delaware corporation (the “Company”).

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of Parent has approved this Agreement and the Merger;

WHEREAS, the board of directors of Sub has unanimously approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and recommended that this Agreement be adopted by Parent, as the sole stockholder of Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has duly established a special committee consisting solely of independent members of the Company Board (the “Special Committee”);

WHEREAS, the Special Committee has unanimously (a) declared that entry into this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement, including the Merger Consideration, are advisable, fair to, and in the best interests of, the Company and the Company Stockholders, and (b) recommended that the Company Board approve, adopt and declare advisable and in the best interests of the Company and the Company Stockholders this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Merger Consideration, and that the Company Board submit to a vote at a meeting of the Company Stockholders, and recommend the adoption by the Company Stockholders of, this Agreement;

WHEREAS, the Company Board has, acting upon the recommendation of the Special Committee, unanimously (a) approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is advisable, fair to and in the best interests of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and (d) recommended that this Agreement be adopted by the holders of the Company Common Stock;

WHEREAS, concurrently with the execution and delivery of this Agreement certain stockholders of the Company (each, a “Specified Stockholder”) and Parent have entered into a voting agreement (the “Voting Agreement”), which provides, among other things, that the Specified Stockholders will vote all of their Company Common Stock in favor of the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth therein;

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company have executed offer letters regarding the employment of such employees with Parent following the consummation of the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, in order to protect the acquisition of the Company’s goodwill and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company have entered into agreements with Parent pursuant to which certain employees of the Company have agreed, among other things, to certain non-competition, non-interference, non-solicitation and no-hire restrictions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

Article I
The Merger

Section 1.01            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.02           Closing. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., Eastern Time, on a date to be specified by the parties, which shall be not later than the fourth (4th) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03           Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall properly file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in customary form and substance (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Delaware Secretary of State or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04           Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05           Certificate of Incorporation and Bylaws.

(a)            At the Effective Time, the Company Charter shall be amended and restated in its entirety to read as set forth in Exhibit A hereto and incorporated herein by reference, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation.

(b)            At the Effective Time, the Company Bylaws shall be amended and restated in its entirety to read as set forth in Exhibit B hereto and incorporated herein by reference, and such amended and restated Bylaws shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.06           Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07           Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Article II
Conversion of Securities

Section 2.01           Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or the holder of any shares of capital stock of Sub:

(a)            Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.001 per share, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)            Cancelation of Treasury Stock and Parent-Owned Stock; Conversion of Company Common Stock Owned by any Subsidiary of the Company.

(i)            All shares of Company Common Stock that are owned directly by the Company, including any shares of Company Common Stock held as treasury stock, or owned by Parent or Sub, in each case, immediately prior to the Effective Time (collectively, “Canceled Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(ii)           All shares of Company Common Stock that are owned by any direct or indirect wholly owned Subsidiary of the Company or Parent (other than Sub) immediately prior to the Effective Time (collectively, “Subsidiary Converted Shares”) shall be converted into such number of fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation, such that each such direct or indirect wholly owned Subsidiary that owned capital stock in the Company immediately prior to the Effective Time shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time, and any such shares of Company Common Stock shall automatically be canceled and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.

(c)            Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Canceled Shares, (ii) Dissenting Shares and (iii) Subsidiary Converted Shares) shall be converted into the right to receive $31.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(d)            Statutory Right of Appraisal.

(i)            Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Subsidiary Converted Shares), and which are held by a holder of record of shares of Company Common Stock (a “Company Stockholder”) or in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such shares of Company Common Stock, in each case, who has neither voted in favor of adoption of this Agreement nor consented thereto in writing and who has properly and validly exercised its statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such person fails to perfect, withdraws or otherwise loses such person’s appraisal rights under the Laws of the State of Delaware with respect to such shares) shall not be converted into, or represent a right to receive, the Merger Consideration pursuant to this Section 2.01. Such Company Stockholders (or such beneficial owners who beneficially own shares of Company Common Stock) shall be entitled to receive payment of the appraised value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL (in such case, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder or beneficial owner of Dissenting Shares shall cease to have any rights with regard thereto except with regard to such person’s right to receive the fair value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL); provided, however, that if, after the Effective Time, such person fails to perfect, withdraws or otherwise loses such person’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such person is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.01, without interest thereon, in accordance with the terms of Section 2.02.

(ii)            The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock (or written threats thereof), any written withdrawal or purported withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Laws of the State of Delaware that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and any litigation, suit, action or other proceeding to the extent related to such demands for appraisal. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or offer to settle or settle, or approve the withdrawal of, any such demands or agree to do any of the foregoing.

Section 2.02           Exchange of Certificates.

(a)            Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”). At or prior to the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in amounts necessary for the payment of the aggregate Merger Consideration pursuant to Section 2.01(c); it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent. Any losses resulting from such investments shall not impact Parent’s obligations under this Article II or Section 5.04, and in the event of any such losses, Parent shall take all actions necessary to cause to be deposited with the Paying Agent sufficient cash to satisfy Parent’s obligations under this Article II and Section 5.04.

(b)            Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within three (3) Business Days following the Closing Date, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a form of letter of transmittal (which shall include an accompanying IRS Form W-9 or the applicable IRS Form W-8, shall specify that delivery shall be effected and risk of loss and title to the Certificates held by such person shall pass only upon proper delivery of the Certificates to the Paying Agent, and shall be in a customary form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Notwithstanding the foregoing, any holder of shares of Company Common Stock held in book-entry form shall not be required to deliver a Certificate or an executed letter of transmittal to receive the Merger Consideration pursuant to Section 2.01(c) in respect thereof and shall, upon receipt of an “agent’s message” in customary form at the Effective Time (or such other customary evidence, if any, as the Paying Agent may reasonably request) be deemed to have surrendered the Certificate with respect to such shares of Company Common Stock held in book-entry form. Upon surrender (or deemed surrender) of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, as applicable, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)            No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)            No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)            Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)            Withholding Rights. Parent, Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Agreement (including amounts payable to any holder of shares of Company Common Stock, Stock Options or RSUs) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(g)            Termination of Fund. At any time following the six (6) month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.02(a) and that have not been disbursed to holders of Certificates, and, thereafter, subject to time limitations in Section 2.02(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(h)            Necessary Further Actions. If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, then the directors and officers of the Surviving Corporation and Parent (in the name of the Company and Sub), as applicable, will take all such reasonable and necessary action.

(i)            Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose is established, the Merger Consideration and any other amounts payable pursuant to this Agreement will be appropriately adjusted; provided, however, that nothing in this Section 2.02(i) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Article III
Representations and Warranties

Section 3.01           Representations and Warranties of the Company. Except (i) to the extent disclosed in publicly available Company SEC Documents filed by the Company with the United States Securities and Exchange Commission (the “SEC”) or furnished by the Company to the SEC, in each case, on or after January 1, 2023 (the “Lookback Date”), and prior to the date of this Agreement (a “Filed SEC Document”) (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Special Note About Forward-Looking Statements,” and “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein that are similarly predictive, cautionary or forward-looking in nature) (it being understood that this clause (i) will not apply to any of Section 3.01(a)(i), Section 3.01(c), Section 3.01(d), or Section 3.01(v)) or (ii) as set forth in the letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Letter”) (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided, that disclosure contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement), the Company represents and warrants to Parent and Sub as follows:

(a)            Organization, Standing and Corporate Power.

(i)            Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than with respect to the Company’s Subsidiaries where the failure to be so organized, existing, qualified or licensed or in good standing would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or prevent, materially impair or materially delay beyond the Termination Date the consummation of the Merger (such effect, a “Company Transaction Effect”).

(ii)            The Company has made available to Parent complete and correct copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Charter”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”). The Company Charter and the Company Bylaws are in full force and effect as of the date of the Agreement. The Company is not in violation of the Company Charter or the Company Bylaws in any material respect.

(b)            Subsidiaries.

(i)            Section 3.01(b)(i) of the Company Letter sets forth a complete and correct list as of the date of this Agreement of the name and jurisdiction of organization of each “significant subsidiary” (as defined by Rule 1-02(w) of Regulation S-X promulgated by the SEC). Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(ii)            All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned by the Company, by one or more wholly owned Subsidiaries of the Company, or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests, licenses or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except Permitted Liens and for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, in each case as amended to the date of this Agreement. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or a Company Transaction Effect.

(c)            Capital Structure.

(i)            The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock, comprising 1,000,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock, as well as 10,000,000 shares of preferred stock, par value $0.00001 per share (the “Company Preferred Stock”). At the close of business on December 5, 2025 (the “Capitalization Date”), (A) (1) 353,150,925 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, comprising 303,162,157 shares of Class A Common Stock and 49,988,768 shares of Class B Common Stock and (2) no shares of Company Preferred Stock were issued and outstanding, and (B) (1) 17,229,217 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (of which 22,500 relate to options to acquire shares of Class A Common Stock and 17,206,717 relate to options to acquire shares of Class B Common Stock) (such options, together with any other stock options granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise but excluding rights under the ESPP, the “Stock Options”), (2) 19,264,297 shares of Class A Common Stock were subject to restricted stock units with service-based, but not performance-based, vesting or delivery requirements (such restricted stock units, together with any other restricted stock units granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “RSUs”), (3) 12,067,060 shares of Class A Common Stock and no shares of Class B Common Stock were reserved and available for issuance pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”) and (4) 15,939,660 shares of Class A Common Stock were reserved for issuance upon the possible conversion of the Convertible Notes. As of the close of business on the Capitalization Date, there were outstanding rights to purchase up to 3,419,412 shares of Class A Common Stock on the last day of the current offering period in effect under the ESPP (assuming the fair market value per share of Class A Common Stock on the last day of the current offering period in effect under the ESPP will be equal to the Merger Consideration).

(ii)            At the close of business on the Capitalization Date, (A) no shares of Class A Common Stock were held by the Company as treasury shares and (B) 85,801,302 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to (1) the Company’s 2021 Equity Incentive Plan (of which 68,594,585 relate to Class A Common Stock and none relate to Class B Common Stock), and (2) the Company’s 2014 Stock Plan (together with the ESPP and the Company’s 2021 Equity Incentive Plan, the “Company Stock Plans”) (of which none relate to Class A Common Stock and 17,206,717 relate to Class B Common Stock).

(iii)          As of the close of business on the Capitalization Date, except as described in Section 3.01(c)(i), and other than the Capped Call Transactions, no shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, were issued, reserved for issuance or outstanding. From the close of business on the Capitalization Date to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Class A Common Stock or Class B Common Stock pursuant to the exercise of Stock Options or rights under the ESPP or the settlement of RSUs or the conversion of Class B Common Stock to Class A Common Stock, in each case outstanding as of the Capitalization Date, and only if and to the extent required by their respective terms as in effect on such date and (B) there have been no issuances by the Company of any Equity Equivalents other than rights under the ESPP.

(iv)          All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans and the Convertible Notes will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, the Company has made available to Parent true and complete copies of all of the Contracts entered into by the Company and its affiliates in connection with the Capped Call Transactions (excluding, for the avoidance of doubt, any client onboarding documents, regulatory documents or other know-your-customer type of documents).

(v)          As of the close of business on the Capitalization Date, except as described in Section 3.01(c) there are no (A) bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries and (B) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries (the items referred to in clauses (A) and (B) collectively, “Equity Equivalents”), in each of clauses (A) and (B), that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. Except as set forth in Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, or right.

(vi)         Except for the Voting Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, or grants any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any shares of capital stock or Equity Equivalents of the Company or any of its Subsidiaries. The Company has no rights plan, “poison pill” or other similar agreement or arrangement.

(vii)         The ESPP permits the grant of purchase rights that qualify as options granted under an “employee stock purchase plan” within the meaning of Section 423(b) of the Code and Treasury Regulation Section 1.423-2. Section 3.01(c)(vii) of the Company Letter contains a correct and complete list, as of the Capitalization Date, of outstanding Stock Options and RSUs, including the holder, the location of employment of any holder that is a current employee of the Company as reflected in the current records of the Company, the Company Stock Plan under which the award was granted, the date of grant, term (for Stock Options), number of shares of Company Common Stock underlying such award (including the number of shares which relate to Class A Common Stock and the number of shares which relate to Class B Common Stock, where applicable) and, where applicable, exercise price and vesting schedule. Each Stock Option (x) was granted with an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the effective date of such grant (as determined under Section 409A of the Code) and (y) has a grant date identical to the grant date approved by the Company Board or the compensation committee of the Company Board (or any duly authorized delegate thereof), which is either the date on which the Stock Option was awarded or a later date specified by the Company Board or the compensation committee of the Company Board (or any duly authorized delegate thereof). All Stock Options and RSUs may, by their terms, be treated in accordance with Section 5.04(a), and all rights to purchase shares of Class A Common Stock under the ESPP may, by their terms, be treated in accordance with Section 5.04(b). All outstanding Stock Options and RSUs are evidenced by award agreements in the forms previously made available to Parent. As of the date of this Agreement, none of the issued and outstanding Company Common Stock is subject to vesting or forfeiture conditions or a right of repurchase by the Company. All outstanding Stock Options and RSUs have been granted under the Company Stock Plans. Other than the Company Stock Plans, there is no plan, Contract or arrangement providing for the grant of Stock Options or RSUs. No shares of Company Common Stock or Equity Equivalents are owned by any Subsidiary of the Company. As of the Capitalization Date, other than the outstanding Stock Options and RSUs and the rights under the ESPP, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.

(d)            Authority; Noncontravention.

(i)            Assuming the accuracy of the representations and warranties of Parent and Sub expressly set forth in Section 3.02(f), the Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval. Assuming the accuracy of the representations and warranties of Parent and Sub expressly set forth in Section 3.02(f), the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity (the “Bankruptcy Exceptions”).

(ii)           The Special Committee, at a meeting duly called and held at which all of the members of the Special Committee were present, duly and unanimously adopted resolutions (A) declaring that entry into this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement, including the Merger Consideration, are advisable, fair to, and in the best interests of, the Company and the Company Stockholders and (B) recommended that the Company Board approve, adopt and declare advisable and in the best interests of the Company and the Company Stockholders this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Merger Consideration, and that the Company Board submit to a vote at a meeting of the Company Stockholders, and recommend the adoption by the Company Stockholders of, this Agreement.

(iii)           The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (A) approving, adopting and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring that it is advisable, fair to and in the best interests of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (C) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders to be held as set forth in Section 5.01 and (D) recommending that the Company Stockholders adopt this Agreement (the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way.

(iv)           The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and performance by the Company of its obligations hereunder do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) (1) the Company Charter or the Company Bylaws or (2) the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any Material Contract or material Lease to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or (C) subject to the governmental filings and other matters referred to in Section 3.01(d)(v) of the Company Letter, any (1) federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity, including common law (each, a “Law”), assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub, or (2) federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A)(2), (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or a Company Transaction Effect.

(v)          No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under the applicable Antitrust Laws and Foreign Investment Laws set forth in Section 3.01(d)(v) of the Company Letter, (B) the filing with the SEC of a proxy statement relating to the adoption of this Agreement by the Company Stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of Nasdaq and (E) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or a Company Transaction Effect.

(e)            Company SEC Documents.

(i)            The Company has timely filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by applicable Law to be filed or furnished by the Company since the Lookback Date (such documents available on the SEC’s website or made available to Parent, together with all information incorporated therein by reference, the “Company SEC Documents”). Since the Lookback Date, no Subsidiary of the Company has been required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates or, if amended or restated, as of the date of the last such amendment or restatement, each of the Company SEC Documents, in definitive form (to the extent that concept is applicable), complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent that complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since the Lookback Date and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(ii)           The financial statements (including the related notes) of the Company included in the Company SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of complete footnotes).

(iii)          Except as set forth in the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents (the “Baseline Financials”), the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute or contingent) that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or notes thereto) of the Company and its Subsidiaries, other than such liabilities or obligations (A) with respect to or arising from the transactions contemplated by this Agreement, (B) incurred in the ordinary course of business consistent with past practice after the date of the Baseline Financials, but prior to the date of this Agreement or (C) incurred on or after the date of this Agreement that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv)          The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it.

(v)           The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the Company SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(vi)          Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other Company SEC Documents.

(vii)         The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(viii)        The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f)             Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company Stockholders, at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement, in definitive form, will comply as to form in all material respects with the requirements of the Exchange Act.

(g)            Absence of Certain Changes or Events. From the date of the Baseline Financials to the date of this Agreement, except for the transactions contemplated by this Agreement and discussions and negotiations related thereto and the Company’s consideration of other strategic transactions and alternatives considered by the Company, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent in all material respects with past practice and (ii) there has not been any Material Adverse Effect or any Effect (including any Effect resulting from an occurrence prior to the date of the Baseline Financials) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)            Litigation. As of the date of this Agreement, there are no claims, actions, suits, litigation, arbitration or judicial, administrative or regulatory proceedings or investigations by or before any Governmental Entity (“Legal Proceedings”) pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries that, if resolved in accordance with plaintiff’s demands, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or a Company Transaction Effect. As of the date of this Agreement, there is no (i) Judgment of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries, or, (ii) to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or any of its Subsidiaries, that in clauses (i) and (ii), would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or a Company Transaction Effect.

(i)            Contracts.

(i)            Section 3.01(i) of the Company Letter sets forth as of the date of this Agreement a complete and correct list of each of the following Contracts to which the Company or its Subsidiaries are bound:

(A)            any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries (other than those Contracts required to be publicly filed with the SEC in accordance with Item 601(b)(10)(iii) of Regulation S-K promulgated by the SEC), taken as whole or any Contract that is of the type that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC under the Exchange Act;

(B)            any Contract that (1) materially limits the right or ability of the Company, any of its Subsidiaries or any affiliate of any of them to compete with any other person in any line of business or geographic region that is material to the Company and its Subsidiaries, taken as a whole (or that following the Effective Time would materially limit the right or the ability of Parent or its affiliates (other than the Company or any of its Subsidiaries) to engage in any line of business or compete in any geographic area), (2) prohibits the Company or any of its Subsidiaries from engaging in any business with any person or levying a material fine, charge or other payment for doing so, (3) obligates the Company or its Subsidiaries (or following the Effective Time, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” rights or similar rights or (4) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or substantially all of the Company’s or any of its Subsidiaries’ requirements from any third party, in the case of the foregoing clause (4), other than any such Contracts that are not material to the Company and its Subsidiaries, taken as a whole;

(C)            any Contract granting to any person an option or right of first refusal, right of first offer or similar preferential right to purchase, acquire, operate, sell, transfer, pledge or otherwise dispose of businesses or any material assets of the Company or any of its Subsidiaries;

(D)            any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $500,000 other than (1) accounts receivables and payables in the ordinary course of business, (2) loans to wholly owned Subsidiaries of the Company in the ordinary course of business and (3) extensions of credit to customers in the ordinary course of business;

(E)            any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for payments of royalties or revenue share payments to third parties with respect to any Intellectual Property in excess of $2,000,000 annually;

(F)             any Contract that is material to the Company and its Subsidiaries, taken as a whole, to or by which the Company or any of its Subsidiaries is a party or bound granting a third party any license, covenant-not-to-assert or other right with respect to, or materially restricting the Company’s or any of its Subsidiaries’ use, registration, or enforcement of, Intellectual Property, other than licenses for FOSS;

(G)            any Contract that is material to the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries has been granted any license, covenant-not-to-assert or other right with respect to Intellectual Property, other than licenses for generally commercially available off-the-shelf Software or FOSS (such licenses for FOSS including, for the avoidance of doubt, contribution agreements applicable to third-party contributions to any portions of the Company products licensed as FOSS);

(H)            any partnership, joint venture, strategic alliance, profit sharing, stockholders agreement or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) that is material to the Company and its Subsidiaries, taken as a whole;

(I)              any Contract that is material to the Company and its Subsidiaries, taken as a whole, to or by which the Company or any of its Subsidiaries is a party or bound that is with any Governmental Entity or is otherwise a Company Government Contract;

(J)              any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than (1) Company Stock Plans and equity-based awards granted thereunder, (2) Benefit Plans and (3) Benefit Agreements);

(K)            any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for the acquisition or disposition of any assets (other than obligations set forth in the capital expenditure budget set forth on Section 4.01(a)(vii) of the Company Letter or acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) that contains indemnities or other contingent obligations (including “earnout” or other contingent payment obligations) outstanding as of the date of this Agreement that are material to the Company or any of its Subsidiaries, taken as a whole;

(L)            any Contract that limits or restricts the ability of any of the Company or its wholly owned Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

(M)           the primary relationship Contract between the Company or any of its Subsidiaries and each of the twenty (20) largest customers of the Company and its Subsidiaries (determined on the basis of annual recurring revenue reported by the Company or any of its Subsidiaries in the four (4) consecutive fiscal quarter period ended September 30, 2025 (each such customer, a “Major Customer,” and each such Contract, a “Major Customer Contract”));

(N)            the ten (10) largest Contracts between the Company or any of its Subsidiaries and any suppliers of goods, services or personnel to the Company and its Subsidiaries (determined on the basis of amounts expensed by the Company or any of its Subsidiaries in the four (4) consecutive fiscal quarter period ended September 30, 2025 (each such licensor or other supplier, a “Major Supplier,” and each such Contract, a “Major Supplier Contract”));

(O)            any Contract between the Company or any of its Subsidiaries with any supplier of goods and services to the Company and its Subsidiaries for use in the Company’s products or services that involves expenses incurred by the Company or its Subsidiaries to such supplier in excess of $2,000,000 per year (other than purchase orders); and

(P)            any Contract that is reasonably expected to result in the payment or receipt of more than $8,000,000 by the Company or any of its Subsidiaries during the Company’s current fiscal year or that obligates the Company or any of its Subsidiaries to maintain or guarantee capital levels of any entity.

(Q)            The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (P) of this subsection (i) are collectively referred to in this Agreement as “Material Contracts.” The Company has, subject to applicable Law and redaction of competitively sensitive information or personally identifiable information, made available to Parent a complete and correct copy (in all material respects) of each of the Material Contracts as of the date of this Agreement (it being acknowledged by Parent and Sub that each Material Contract filed by the Company with the SEC in the Filed SEC Documents shall be deemed to have been made available to Parent and Sub), including all material amendments or waivers thereto. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) each Material Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Bankruptcy Exceptions, (2) each of the Company and its Subsidiaries is not (with or without notice or lapse of time or both) in breach or default thereunder, and has not knowingly waived or failed to enforce any rights or benefits thereunder (other than in the ordinary course of business consistent with past practice), and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, (3) to the knowledge of the Company, as of the date of this Agreement, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Material Contract except as provided in Section 3.01(d)(iv) of the Company Letter, and (4) to the knowledge of the Company, there are no circumstances existing as of the date of this Agreement that would reasonably be expected to affect adversely the ability of the Company or any of its Subsidiaries to perform its material obligations under any Material Contract.

(ii)           As of the date of this Agreement, none of the Major Customers or Major Suppliers has terminated, failed to renew or requested in writing any material amendment to any of its Major Customer Contracts or Major Supplier Contracts, or any of its existing relationships (other than amendments in the ordinary course of business not adverse in any material respect to the Company or its Subsidiaries taken as a whole), with the Company or any of its Subsidiaries.

(j)             Permits; Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or a Company Transaction Effect, the Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or a Company Transaction Effect, each of the Company and its Subsidiaries is, and since the Lookback Date has been, in compliance with all applicable Laws and Judgments, and to the knowledge of the Company, no condition or state of facts exists that would reasonably be expected to give rise to a violation of, or a liability or default under, any applicable Law or Judgment. As of the date of this Agreement, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or a Company Transaction Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written communication since the Lookback Date from any person that alleges that the Company or any of its Subsidiaries is not in compliance with, or is subject to liability under, any Permit, Law or Judgment or relating to the revocation or modification of any Permit, and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

(k)            Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each of the Company and its Subsidiaries is, and has been since the Lookback Date, in compliance with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any (A) communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (ii) (A) each of the Company and its Subsidiaries possesses and is in compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its current operations, (B) all such Environmental Permits are valid and in good standing and (C) neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Environmental Permit; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and (vi) to the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that would reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries.

For all purposes of this Agreement: (1) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Material at any location, or (y) the failure to comply with any Environmental Law; (2) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety (as it relates to exposure to Hazardous Materials) or the protection of endangered or threatened species; (3) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (4) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

(l)             Labor Relations. There are no collective bargaining agreements, labor union contracts, trade union agreements or other works council agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Lookback Date, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts and, to the knowledge of the Company, no labor union organizing activity, strike, work stoppage, slowdown or lockout is threatened. As of the date of this Agreement, (i) none of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council or similar organization with respect to his or her employment by the Company or such Subsidiary and (ii) the Company and its Subsidiaries do not have any obligation to inform or consult with any such employees or their representatives in respect of the Merger or the other transactions contemplated by this Agreement with respect to any such organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is, and since the Lookback Date has been, in compliance with all applicable Laws and Judgments relating to labor relations, employment and employment practices, including occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not, and since the Lookback Date has not, engaged in any unfair labor practice. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries that is pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity. Since the Lookback Date, (i) no allegations of sexual harassment, misconduct, discrimination or retaliation have been made against any employee of the Company or its Subsidiaries at the Level 06 band level or above through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company, and (ii) there are no actions, suits, or to the knowledge of the Company, investigations by any Governmental Entity or proceedings before any Governmental Entity, pending or, to the Company’s knowledge, threatened related to any allegations of sexual harassment, misconduct, discrimination or retaliation by any employee of the Company or its Subsidiaries at the Level 06 band level or above.

(m)           Employee Benefits Matters.

(i)            Section 3.01(m)(i) of the Company Letter sets forth a complete and correct list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other material Benefit Plans and material Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the following with respect to each material Benefit Plan and each material Benefit Agreement, to the extent applicable: (A) such Benefit Plan and Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto; (B) the most recent annual report, or such similar reports, statements, information returns or material correspondence required to be filed with, delivered to or received by any Governmental Entity; (C) the most recent summary plan description (if any), and any summary of material modifications; (D) each trust agreement and group annuity or insurance Contract and other funding or payment documents; and (E) the most recent actuarial valuations for each Benefit Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) each Benefit Plan and Benefit Agreement has been administered, funded and, to the extent applicable, the assets of such Benefit Plan or Benefit Agreement have been invested in accordance with its terms and (2) the Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance with applicable Law, including ERISA and the Code, and the terms of any applicable collective bargaining agreements or other labor union Contracts.

(ii)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Pension Plan intended to be tax qualified under the Code has been the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) to the effect that such Pension Plan is qualified and exempt from United States federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such letter has been revoked (nor, as of the date of this Agreement, has to the knowledge of the Company revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that could reasonably be expected to adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA, and (B) each Benefit Plan required to have been approved by any non-United States Governmental Entity (or intended to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has to the knowledge of the Company revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Benefit Plan that could reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto.

(iii)          Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries could incur any liability with respect to any such plan (under Title IV of ERISA or otherwise).

(iv)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (each, a “Welfare Plan”) provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law.

(v)           Except as provided in Section 5.04, the execution of this Agreement, the obtaining of Stockholder Approval and the consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Company Personnel to severance pay, unemployment compensation or any other payment or benefit, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due any such Company Personnel, (iii) require the funding (through a grantor trust or otherwise) of any compensation or benefit or (iv) limit or restrict the Company’s ability to merge, amend or terminate any Benefit Plan or Benefit Agreement.

(vi)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(vii)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any trustee, administrator or other fiduciary of such Benefit Plan or trust created thereunder, in each case, who is not a director, officer or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees or any Non-Affiliate Plan Fiduciary to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, or any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could subject the Company, any of its Subsidiaries or any of their respective directors, officers or employees or any Non-Affiliate Plan Fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no “reportable event” (as such term is defined in Section 4043 of ERISA) for which the thirty (30)-day reporting requirement has not been waived with respect to any Benefit Plan during the last five (5) years, and no notice of a reportable event will be required to be filed in connection with the Merger or the other transactions contemplated by this Agreement.

(viii)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Benefit Plan and each Benefit Agreement is in compliance in all material respects with Section 409A of the Code.

(ix)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have at all times acted consistently with their obligations under the Affordable Care Act, as amended, and the rules and regulations promulgated thereunder, including with respect to providing notice to employees, offering affordable, minimum value medical insurance coverage to substantially all of its full-time employees (within the meaning of Section 4980H of the Code) and otherwise in respect of the “Employer Shared Responsibility” provisions of Section 4980H of the Code, and neither Parent nor any of its affiliates is reasonably likely to have any liability from and after the Closing in connection with such Law, rules, regulations or provisions as they relate to the Company and its Subsidiaries. None of the Company or any of its Subsidiaries has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Benefit Plan.

(x)           No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(n)            Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, that such exception shall not apply with respect to Section 3.01(n)(i)):

(i)            For the purposes of this Agreement: (A) “taxes” include all (1) federal, state and local (in each case, whether domestic or foreign) taxes, assessments, duties or similar charges of any kind in the nature of a tax, including all corporate franchise, income, sales, use, ad valorem, receipts, value-added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties or additions imposed with respect thereto, and (2) liabilities for the payment of any amounts of the types described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, or as a transferee or successor or otherwise by operation of Law; (B) “taxing authority” means any Governmental Entity exercising authority in respect of the assessment or collection of any taxes; and (C) “tax return” means any federal, state or local (in each case, whether domestic or foreign) return, declaration, report, estimate, form, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document in each case filed or required to be filed with a Governmental Entity relating to taxes (including any related or supporting information with respect thereto, any certificate, schedule or attachment thereto and including any amendment thereof).

(ii)           Each of the Company and its Subsidiaries has timely filed (taking into account all extensions) all tax returns required to be filed in the manner prescribed by applicable Law. All such tax returns are true, complete and correct in all respects. Each of the Company and its Subsidiaries has timely paid all taxes due from it or them with respect to the taxable periods covered by such tax returns and all other taxes due for which the Company or any of its Subsidiaries is liable (including as a transferee or successor), in each case, other than taxes contested in good faith through appropriate proceedings. The most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve in accordance with GAAP for potential taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any tax return which tax return has not yet been filed, other than extensions granted automatically.

(iii)          No tax return of the Company or any of its Subsidiaries is or has been under, or has been threatened in writing with, any audit or examination by any taxing authority which audit or examination has not been closed, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries which audit or examination has not been closed. Each deficiency resulting from any audit or examination relating to taxes by any taxing authority has been timely paid and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries (including as a transferee or successor, other than taxes contested in good faith through appropriate proceedings). No written claim has been made by a Governmental Entity that the Company or any of its Subsidiaries is subject to taxation in, or required to file tax returns in, a jurisdiction in which it does not currently file tax returns.

(iv)          There is no currently effective agreement or other document waiving any statute of limitations with respect to taxes or extending the period of assessment or collection of any taxes, and no power of attorney (other than a power of attorney authorizing an employee of the Company or its Subsidiaries to act on their behalf) with respect to any taxes has been filed with any taxing authority by or on behalf of the Company or any of its Subsidiaries that is still in effect.

(v)           No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(vi)          Neither of the Company nor any of its Subsidiaries (A) is a party to, bound by or currently has any liability under any tax sharing agreement, tax indemnity agreement or similar agreement, arrangement or practice with respect to taxes (including any “closing agreement” pursuant to Section 7121 of the Code (or similar provision of state, local, or non-U.S. Law), or other similar agreement relating to taxes with any taxing authority) or (B) has any liability for the taxes of any person pursuant to Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or non-U.S. tax Law) (other than a member of the consolidated U.S. federal income tax group of which the Company is the common parent) or as a transferee or successor, or otherwise by operation of Law, in the case of clause (A), other than customary agreements the primary purpose of which is not related to taxes.

(vii)         Neither of the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (A) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code, or any comparable provision of any tax Law, (B) prepaid amounts or deferred revenue received on or prior to the Effective Time, outside the ordinary course of business, (C) any change in method of accounting for a taxable period ending on or prior to the Effective Time, (D) any “closing agreement” as described in Section 7121 of the Code or similar provision of state, local, or non-U.S. Law executed on or prior to the Effective Time, or (E) any intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a transaction or event occurring on or prior to the Effective Time.

(viii)        Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to the collection, payment and withholding of taxes required to have been collected, withheld or paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder or other third party, and has, within the time and the manner prescribed by Law, collected, withheld from and paid over to the proper taxing authorities all such amounts required to be so collected, withheld and paid under applicable Laws.

(ix)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two (2)-year period ending on the date of this Agreement.

(x)           Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2) or similar provision of state, local, or non-U.S. Law.

(xi)          All related party transactions between or among the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law.

(xii)         Section 3.01(n)(xii) of the Company Letter sets forth the U.S. federal income tax entity classification of each Subsidiary of the Company.

(o)            Real Properties.

(i)            Neither the Company nor any of its Subsidiaries currently owns in fee any real property or interests in real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has valid and enforceable leasehold interests in all of its Leased Real Property and leased tangible assets, free and clear of all Liens, except for (1) Liens for taxes not yet due and payable or due, but not yet delinquent, or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the most recent financial statements contained in the Filed SEC Documents, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due, but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the most recent financial statements contained in the Filed SEC Documents, (3) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (4) FOSS licenses and any non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (5) Liens pursuant to the Company’s or its Subsidiaries’ existing Indebtedness, (6) Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby, and (7) Liens imposed on the underlying fee interest in real property subject to a Lease (collectively, “Permitted Liens”). For clarity, the representations and warranties set forth in this Section 3.01(o) will not be deemed to be a representation or warranty of any kind with respect to Intellectual Property.

(ii)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Leased Real Property and tangible assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, are sufficient (subject to normal wear and tear) to operate their businesses in substantially the same manner as they are currently conducted.

(iii)          Section 3.01(o)(iii) of the Company Letter sets forth a complete and correct list of all material real property and material interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”) and each lease, sublease or other agreement relating to such Leased Real Property (each such lease, sublease or other agreement, a “Lease”). A complete and correct copy of each Lease as of the date of this Agreement has been made available to Parent prior to the date of this Agreement.

(iv)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each such Lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as enforceability thereof may be limited by the Bankruptcy Exceptions, and each such Lease is in full force and effect and (B) neither the Company nor its applicable Subsidiary, nor to the knowledge of the Company, any other party thereto, is in breach or default under any Lease.

(p)            Intellectual Property.

(i)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(A)            The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property necessary for or material to the conduct of its business as currently conducted.

(B)            Section 3.01(p)(i)(B) of the Company Letter contains a true and complete list of all registrations and applications issued by, filed with, or recorded by, any Governmental Entity for any Intellectual Property Rights owned by the Company or any of its Subsidiaries (the “Company Registered IP”), and all such Company Registered IP is subsisting, unexpired, and other than with respect to applications, to the knowledge of the Company, valid and enforceable. The Company or one of its Subsidiaries solely and exclusively owns all Intellectual Property owned or purported to be owned by them, including beneficial and record ownership of all Company Registered IP.

(C)            Since the Lookback Date, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property Rights of any person, and no person has challenged in writing to the Company or any of its Subsidiaries or a Governmental Entity or is challenging in writing to the Company or any of its Subsidiaries or a Governmental Entity the ownership, validity or enforceability of any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(D)            There is no suit, claim, action, investigation or proceeding currently pending, or threatened in writing against the Company or any of its Subsidiaries with respect to, and since the Lookback Date neither the Company nor any of its Subsidiaries has been notified in writing of, any possible infringement or other violation by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property Rights of any person.

(E)            Since the Lookback Date, to the knowledge of the Company, no person or any product or service of any person has infringed or violated or is infringing upon or otherwise violating any Intellectual Property Rights of the Company or any of its Subsidiaries, in any manner that would reasonably be expected to be material to the Company, taken as a whole.

(F)            The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of the material trade secrets included in their Intellectual Property (other than distribution of Software source code under FOSS licenses in the ordinary course).

(G)            To the extent Third Party Software (other than FOSS) is distributed or utilized in connection with products and services provided to customers of the Company or any of its Subsidiaries, (1) all necessary licenses have been obtained therefor, and the Company and its Subsidiaries are in compliance therewith, and (2) no royalties or revenue share payments are due therefor (or such royalties and revenue share payments are identified in Section 3.01(p)(i)(G)(2) of the Company Letter).

(H)            The Company and its Subsidiaries are in material compliance with all FOSS licenses granted to the Company or its Subsidiaries with respect to Third Party Software that is distributed or utilized in connection with products and services provided to customers of the Company or any of its Subsidiaries.

(I)            The Software owned by the Company or any of its Subsidiaries or, to the Company’s knowledge, otherwise, that is included in the Company’s or any of its Subsidiary’s products and services provided to customers of the Company or any of its Subsidiaries does not contain or incorporate any malware, viruses, “trojan horses,” worms, disabling code, or similar devices, software routines or code intended to materially impair, disable, erase or otherwise impede the normal or intended operation of Software or hardware, designed to permit unauthorized access or unauthorized transmission of information, or to otherwise contaminate, corrupt or damage information technology systems or architecture, in each case excluding any mechanisms implemented by the Company which are used to validate or ensure that an end user does not exceed the scope of its license (but which do not automatically disable the operation of such Software). The Company takes reasonable measures to ensure such Software remains free of any of the foregoing.

(J)            Neither the Company nor any of its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization (other than any organization dedicated to the distribution or licensing of FOSS), in each case that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other person any license or other right to any Intellectual Property Rights.

(ii)           There are no Contracts to which the Company or any of its Subsidiaries are bound that directly or indirectly grant or purport to grant any material license, covenant-not-to-assert or other right with respect to Intellectual Property Rights of any affiliate (including any future affiliates) of the Company that is not a Subsidiary of the Company.

(iii)           For purposes of this Agreement, (A) “Intellectual Property” means Intellectual Property Rights and Technology, collectively, and (B) “Intellectual Property Rights” means any and all intellectual property and proprietary rights arising in any jurisdiction throughout the world, including all rights in, arising out of or associated with any of the following: (1) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (collectively, “Trademarks”); (2) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), similar rights in inventions and discoveries, and any renewals, extensions or reissues thereof; (3) common law and statutory rights associated with non-public information, trade secrets, confidential and proprietary information, and know-how; (4) copyrights, copyright registrations and applications therefor (and any renewals or extensions thereof), rights in works of authorship, whether copyrightable or not, rights (including database rights) in Software, Software documentation, algorithms, models, technical data, data structures, mask works, mask work registrations and applications therefor (and any renewals or extensions thereof), and all moral and economic rights of authors and inventors, in any jurisdiction; (5) Internet domain name applications and registrations, (6) any similar intellectual property or proprietary rights to any of the foregoing; and (7) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; provided, however, “Intellectual Property” shall not include any Personal Information and “Intellectual Property Rights” shall not include any rights under any Privacy and Data Security Law; (C) “Technology” means any form of technology or content, including any or all of the following: (1) published and unpublished works of authorship, Software documentation, records, research records, records of invention, test information, market surveys, algorithms, models, technical data, data structures, technical data compilations and databases, (2) inventions, invention disclosures, discoveries, improvements, formulae, processes, in any jurisdiction, whether patentable or not, and rights in any jurisdiction to limit the use or disclosure thereof by any person, or procedures, (3) proprietary and confidential information or ideas, and (4) any and all tangible embodiments of Intellectual Property Rights; (D) “Software” means all types of computer software programs, including operating systems, application programs, software tools, Firmware and software imbedded in equipment, including both object code and source code; the term “Software” shall also include all written or electronic data, documentation and materials that explain the structure or use of Software or that were used in the development of Software, including software specifications, or are used in the operation of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and technical databases; the term “Firmware” shall include all types of firmware, firmware specifications, masks, circuit layouts, hardware and hardware descriptions; (E) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries); and (F) “FOSS” means any Software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the date of this Agreement, in each case, if matching source code for the Software is available for distribution to the general public free of charge under one of the foregoing licenses.

(q)            Information Technology; Privacy and Data Security.

(i)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have implemented industry standard measures designed to protect the information technology systems currently maintained and in the control of the Company and its Subsidiaries and used by the Company and its Subsidiaries in the conduct of their businesses (the “IT Systems”). Except as would not reasonably be expected to be material, the IT Systems are in working condition and have not malfunctioned or failed in the three (3)-year period prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there have been no material breaches of the security of the IT Systems in the three (3)-year period prior to the date of this Agreement.

(ii)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each third party performing services for and on behalf of the Company, or any of its Subsidiaries, that has access to any IT System or processes Personal Information, the Company has (1) undertaken reasonable diligence regarding such third party’s information security practices; (2) obtained one or more written agreements from such person that bind such third party to (A) implement reasonable and appropriate means for protecting the IT Systems and Personal Information from security incidents and unauthorized use or processing; (B) notify the Company of any security incidents or unauthorized use or processing involving any IT System or Personal Information; and (C) comply with applicable Privacy and Data Security Laws; and (3) implemented a process designed to verify the continued compliance of the contractual obligations in subsection (2).

(iii)          The Company and its Subsidiaries have not: (1) authorized any Company Source Code to reside on servers located in a Focus Country; (2) authorized any Company Source Code to be accessed from or within a Focus Country; (3) conducted product or solution development, testing or the like in a Focus Country that would require access to Company Source Code; or (4) placed or distributed Company Source Code in any jurisdiction where Law or interpretation of Law requires disclosure of Company Source Code to any third party. For purposes of this agreement: (A) “Company Source Code” means human readable programming code that developers use to develop or maintain a product, but that is not delivered to end users in the normal course of the product’s commercial distribution or use and is either owned or purported to be owned by the Company or any of its Subsidiaries; provided, that, for the foregoing subsections (1) and (2), “Company Source Code” excludes FOSS, and (B) “Focus Country” means each of Afghanistan, Armenia, Azerbaijan, Belarus, Burundi, Eritrea, Georgia, Guinea, Iraq, Kazakhstan, Kyrgyzstan, Lebanon, Libya, Macau, Moldova, Mongolia, People’s Republic of China (including Hong Kong), Russia, Somalia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, Venezuela, Vietnam, and Yemen. Focus Country also includes any country embargoed by the United States government, including Crimea, Cuba, Iran, North Korea, Sudan, and Syria.

(iv)          The Company and its Subsidiaries have (A) complied with applicable Privacy and Data Security Laws and (B) obtained, to the extent required by applicable Privacy and Data Security Laws, the right to use and disclose Personal Information as such Personal Information is used and disclosed by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v)           Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in any violation by the Company and its Subsidiaries of any Privacy and Data Security Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, immediately following the consummation of the transactions contemplated by this Agreement, the Company and its Subsidiaries will have substantially the same rights to use the Personal Information as currently used by the Company and its Subsidiaries in connection with the operation of their business immediately prior to the consummation of the Merger.

(vi)          The Company and its Subsidiaries have implemented industry standard safeguards designed to protect the Personal Information that is maintained by the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Lookback Date, there have been no breaches or unauthorized disclosures of any Personal Information in the control or possession of the Company and its Subsidiaries, or, to the knowledge of the Company, of any Personal Information held or processed on the Company’s and Subsidiaries’ behalf. There have been no Legal Proceedings pending or, to the knowledge of the Company, asserted or threatened against the Company or any Subsidiaries by any person alleging a violation of any applicable Privacy and Data Security Law in connection with the Company’s or any of its Subsidiaries’ collection, use, transfer, or processing of Personal Information, and neither the Company nor any of its Subsidiaries has been required under any applicable Privacy and Data Security Law to provide any notices to data owners in connection with a breach or unauthorized disclosure of Personal Information, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r)             Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, as are customary for businesses in the Company’s and its Subsidiaries’ business, (ii) all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation, (iii) the Company and each of its Subsidiaries maintain mandatory insurance policies as required by applicable Law and (iv) there is no claim pending under any such policies as to which coverage has been questioned, denied or disputed.

(s)            Regulatory Matters.

(i)            Since January 1, 2021, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, have any Company Representatives or any other person acting on their behalf (while acting on behalf of the Company or its Subsidiaries), violated any Anti-Corruption Laws and (ii) neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, have any Company Representatives or any other person acting on their behalf (while acting on behalf of the Company or its Subsidiaries), offered, paid, promised to pay, or authorized the payment of, anything of value, including, but not limited to, cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to any (a) officer, director, employee or agent of a Governmental Entity (including any partially or wholly state-owned or controlled enterprise); (b) political party, political party official, candidate for political office or member of a royal family; (c) officer, director, employee or agent of a public international organization (including the World Bank, United Nations and the European Union); or (d) person acting for or on behalf of any such Governmental Entity (any such person, a “Government Official”) or to any person under circumstances where the Company, any Subsidiary of the Company or any Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Government Official (A) corruptly for the purpose of (1) influencing any act or decision of a Government Official in his or her official capacity, (2) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any Governmental Entity or (5) assisting the Company, any Subsidiary of the Company, or any Company Representative or any other person acting on their behalf in obtaining or retaining business for or with, or directing business to, the Company or any Subsidiary of the Company or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage, in each of (A) and (B) in violation of Anti-Corruption Laws.

(ii)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) the Company and each of its Subsidiaries are, and at all times since January 1, 2021 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (B) the Company and each of its Subsidiaries do not carry on, and have not since January 1, 2021, carried on any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, North Korea, the Crimea region, or the so-called Donetsk or Luhansk People’s Republics in violation of applicable Economic Sanctions/Trade Laws.

(iii)          Since January 1, 2021, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (B) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their directors, officers, employees, agents or any other person acting on their behalf (while acting on behalf of the Company or its Subsidiaries), received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law and (C) the Company and its Subsidiaries have implemented and maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws.

(iv)          For purposes of this Agreement:

(A)            “Anti-Corruption Laws” means any applicable Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, U.K. Bribery Act 2010, and any applicable anti-corruption or anti-bribery Law of any other applicable jurisdiction.

(B)            “Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by Governmental Entity targeting certain countries, territories, entities or persons. Applicable Laws include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act or regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control Law, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (2) any U.S. sanctions related to or administered by the U.S. Department of State and (3) any sanctions measures or embargoes imposed by the United Nations Security Council, His Majesty’s Treasury or the European Union.

(C)            “Money Laundering Laws” means any Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related Laws of other jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.

(D)            “Sanctions Target” means: (1) any country or territory that is the target of Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, North Korea, and the so-called Donetsk or Luhansk People’s Republics; (2) the government of Venezuela; (3) a person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC, or any list of sanctioned or restricted persons issued by the OFAC, the U.S. Department of State, or the U.S. Department of Commerce; (4) a person that is located in, resident in, or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws or the government or any agency or instrumentality of the government of any such country or territory; or (5) a person owned fifty percent (50%) or more or, where relevant under applicable Law, controlled by a person identified in clauses (1) through (4) above.

(t)            Government Contracts.

(i)            Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or a Company Transaction Effect, (i) each Company Government Contract was legally awarded, (ii) to the knowledge of the Company, no Company Government Contract or proposal for the award of a Company Government Contract is, as of the date hereof, the subject of bid or award protest proceedings, and (iii) neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Company Government Contract. Except as would not reasonably be expected to have a Material Adverse Effect, since the Lookback Date, (A) all facts set forth or acknowledged by any representations, certifications or statements made or submitted by or on behalf of the Company or any Subsidiary in connection with any Company Government Contract or Company Government Bid were true, accurate and complete as of the date of submission and made by an authorized representative of the Company or any of its Subsidiaries and (B) neither any Governmental Entity nor any prime contractor or higher-tier subcontractor has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has, or is alleged to have, breached or violated any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Lookback Date, (1) no costs incurred by the Company or any of its Subsidiaries pertaining to any Company Government Contract have been deemed finally disallowed in writing by a Governmental Entity or, to the knowledge of the Company, proposed for disallowance and (2) no payment due to the Company or any of its Subsidiaries pertaining to any Company Government Contract has been withheld or set off, nor, to the knowledge of the Company, has any claim been made to withhold or set off any such payment.

(ii)            For purposes of this Agreement:

(A)            “Company Government Bid” means any quotation, offer, bid or proposal made by the Company or any of its Subsidiaries that, if accepted, would result in a Company Government Contract.

(B)            “Company Government Contract” means a Contract between the Company or any of its Subsidiaries and any Governmental Entity, or any prime contractor or higher-tier subcontractor of a Governmental Entity in its capacity as a prime contractor or higher-tier subcontractor with respect to any such Contract.

(u)            State Takeover Statutes. Assuming that the representations of Parent and Sub set forth in Section 3.02(f) are true and correct, the Company and the Company Board have taken all action necessary to render inapplicable to this Agreement, the Merger, the Voting Agreement, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement and the Voting Agreement, the restrictions on transactions with an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL, to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the Voting Agreement, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement and the Voting Agreement. No other takeover or similar Law, statute or regulation is applicable to this Agreement, the Voting Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement and the Voting Agreement.

(v)            Voting Requirements. The affirmative vote at the Stockholder Meeting of a majority of the voting power of all outstanding shares of Company Common Stock entitled to vote in favor of adopting this Agreement, voting as a single class (the “Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law, the Company Charter, the Company Bylaws or otherwise) to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. No separate class vote of holders of shares of Class A Common Stock or Class B Common Stock is required in connection with the transactions contemplated under this Agreement.

(w)            Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. LLC (“Morgan Stanley”), is entitled to any broker’s, finder’s or financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and correct copies of all agreements under which such fee or commission is payable and all indemnification and other agreements related to the engagement of the persons to whom any such fee is payable.

(x)            Opinion of Financial Advisor. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Morgan Stanley to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than as set forth therein) pursuant to this Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock. A written copy of such opinion will be provided promptly after the execution of this Agreement (on a confidential basis and solely for informational purposes) to Parent by the Company (it being understood and agreed that such opinion is for the benefit of the Company Board only and may not be relied upon by Parent or Sub).

(y)            No Other Representations and Warranties.

(i)            Except for the representations and warranties expressly set forth in this Section 3.01, those made by the Company in the Voting Agreement, those made by the Specified Stockholders in the Voting Agreement or in a certificate delivered pursuant to this Agreement, neither the Company nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Sub or any of their affiliates or representatives, including, but not limited to, its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated by this Agreement, including the Merger.

(ii)           The Company acknowledges and agrees that, except for the representations and warranties of Parent and Sub expressly set forth in Section 3.02, the Voting Agreement or in a certificate delivered pursuant to this Agreement, (1) none of Parent, Sub or any of their affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company or its affiliates or representatives is relying on any representation or warranty of Parent, Sub or any of their affiliates except for those expressly set forth in Section 3.02 or the Voting Agreement and (2) no person has been authorized by Parent, Sub or any of their affiliates to make any representation or warranty relating to Parent, Sub or any of their affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, except for those expressly set forth in Section 3.02 or the Voting Agreement, and if made, such representation or warranty has not been and shall not be relied upon by the Company, except for those expressly set forth in Section 3.02 or the Voting Agreement.

(iii)          Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Section 3.01 or the Company Letter, Parent and Sub agree and acknowledge that, in connection with the Merger and the other transactions contemplated by this Agreement, neither the Company nor any other person will have or be subject to any liability or obligation to Parent, Sub or any of their representatives resulting from the distribution or failure to distribute to Parent or Sub, or Parent’s or Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to Parent or Sub in any format, including in an electronic data room maintained by the Company in connection with the Merger, or management presentations in expectation of the transactions contemplated by this Agreement.

Section 3.02           Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a)            Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.

(b)            Authority; Noncontravention.

(i)            Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement, and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy Exceptions.

(ii)            The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of, any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Sub, (B) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (C) subject to the governmental filings and other matters referred to in Section 3.02(b)(iii), any Law (assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to prevent, materially impair, or materially delay beyond the Termination Date, the consummation of the Merger.

(iii)            No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under the applicable Antitrust Laws and Foreign Investment Laws set forth in Section 3.02(b)(iii) of the Company Letter, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to prevent, materially impair, or materially delay beyond the Termination Date, the consummation of the Merger.

(c)            Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company Stockholders, at the time of the Stockholder Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)            Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(e)            Sufficient Funds. Parent and Sub have, and will have available to them at the Effective Time, sufficient funds to perform all of their respective obligations under this Agreement to consummate the Merger and the other transactions contemplated by this Agreement, including payment in full of the Merger Consideration and the amounts payable to the holders of Cash-Out Stock Options and Cash-Out RSUs and to pay all associated fees, costs and expenses.

(f)            State Takeover Statutes. None of Parent, Sub or any other affiliate of Parent or Sub is, or during the three (3) years prior to the date of this Agreement has been, an “interested stockholder” with respect to the Company, as those terms are used in Section 203 of the DGCL.

(g)            No Other Representations and Warranties.

(i)            Except for the representations and warranties of Parent and Sub expressly set forth in this Section 3.02, the Voting Agreement or in a certificate delivered pursuant to this Agreement, none of Parent, Sub or any other person on behalf of Parent or Sub makes any express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company or any of its Subsidiaries, affiliates or Company Representatives in connection with the transactions contemplated by this Agreement, including the Merger.

(ii)            Parent and Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Section 3.01, those made by the Company in the Voting Agreement, those made by the Specified Stockholders in the Voting Agreement, or in a certificate delivered pursuant to this Agreement, (1) none of the Company or any of its affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Parent, Sub or their respective affiliates or representatives is relying on any representation or warranty of the Company or any of its affiliates except for those expressly set forth in Section 3.01, those made by the Company in the Voting Agreement, or those made by the Specified Stockholders in the Voting Agreement and (2) no person has been authorized by the Company or any of its affiliates to make any representation or warranty relating to the Company or any of its affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, except for those expressly set forth in Section 3.01, those made by the Company in the Voting Agreement, or those made by the Specified Stockholders in the Voting Agreement, and if made, such representation or warranty, or the accuracy or completeness thereof, has not been and shall not be relied upon by Parent or Sub, except for those expressly set forth in Section 3.01, those made by the Company in the Voting Agreement, or those made by the Specified Stockholders in the Voting Agreement.

(iii)            Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Section 3.02, the Company agrees and acknowledges that, in connection with the Merger and the other transactions contemplated by this Agreement, neither Parent or Sub nor any other person will have or be subject to any liability or obligation to the Company or any other Company Representative resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to the Company in any format in connection with the Merger or management presentations in expectation of the transactions contemplated by this Agreement.

Article IV
Covenants Relating to Conduct of Business

Section 4.01        Conduct of Business.

(a)            Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law, or (iii) as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on their respective businesses in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, reasonable best efforts to keep available the services of their respective present officers, employees and software developers who are independent contractors, to substantially preserve their assets and technology, their relationships with customers, suppliers, licensors, licensees, distributors and other third parties having material business dealings with them. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law, or (iii) as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01(a) to which the information stated in such disclosure relates; provided that disclosure contained in any subsection of Section 4.01(a) of the Company Letter shall be deemed to be disclosed with respect to any other subsection of this Section 4.01(a) to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other subsection), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends or distributions paid by any of its wholly owned Subsidiaries to the Company or other wholly owned Subsidiaries of the Company, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options or RSUs, except pursuant to the forfeiture conditions of such Stock Options or RSUs, or the cashless exercise or tax withholding provisions of such Stock Options or RSUs, in each case only if and to the extent permitted by the terms of such awards as in effect on the date of this Agreement), in each case, other than the exercise of the Capped Call Transactions in accordance with the terms there of;

(ii)            issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options or rights under the ESPP and the settlement of RSUs, in each case outstanding as of the date of this Agreement) or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;

(iii)           amend or propose to amend its or any of its Subsidiaries’ certificate of incorporation or bylaws (or similar organizational documents);

(iv)           acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or division or business line thereof or (B) any other assets outside the ordinary course of business consistent with past practice; provided that the Company shall be permitted to take the actions contemplated by this Section 4.01(a)(iv), so long as (a) the value of any individual acquisition is not greater than $500,000 and (b) the aggregate value of all acquisitions is not greater than $2,000,000; provided further that the Company shall make no acquisition under this Section 4.01(a)(iv), if such acquisition could reasonably be expected to materially increase the risk of not obtaining, or the risk of materially delaying the obtaining of, the consent, approval or authorization of any Governmental Entity with respect to the Merger;

(v)           (A) sell, lease, license, sell and lease back, mortgage or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities of any of its Subsidiaries), except for (1) grants of FOSS licenses or other non-exclusive licenses in the ordinary course of business consistent with past practice or (2) sales in the ordinary course of business consistent with past practice or (B) subject any of its assets, properties or rights, or any part thereof, to any Lien or suffer such to exist (other than Permitted Liens) if the obligations supported by such Lien are other than in the ordinary course of business;

(vi)          (A) repurchase, prepay or incur any Indebtedness in amount greater than $1,000,000, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (B) make any loans, advances or capital contributions to, or investments in, in each case, in excess of $500,000, individually or $2,000,000 in the aggregate, any other person, other than (1) the Company or any direct or indirect wholly owned Subsidiary of the Company or (2) advances of travel and similar expenses to directors and employees in the ordinary course of business consistent with past practice, or (C) take any action that would result in any amendment, modification or change of any term of any Indebtedness in an amount greater than $1,000,000;

(vii)          incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, in an amount greater than $1,000,000 in the aggregate, other than (A) consistent with the capital expenditure budget set forth on Section 4.01(a)(vii) of the Company Letter or (B) as may be necessary in connection with any emergency repair, maintenance or replacement;

(viii)        (A) pay, discharge, settle or satisfy any Legal Proceedings (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any settlement or satisfaction (x) in the ordinary course of business that results solely in monetary obligations of the Company and its Subsidiaries not in excess of $1,000,000 individually or $3,000,000 in the aggregate and (y) that does not include any material obligation to be performed by, or material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date; provided, that this Section 4.01(a)(viii)(A) shall not apply to any claims related to Transaction Litigation which shall be governed by Section 5.03(c), or (B) waive, relinquish, release, grant, transfer or assign any material right in connection with any Legal Proceedings other than in the ordinary course of business;

(ix)           (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) other than in the ordinary course of business, (B) modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property other than in the ordinary course of business or (C) acquire any material interest in real property;

(x)            enter into, modify or amend in any material respect, or accelerate, terminate or cancel, any Material Contract or any Contract that would have been required to be disclosed pursuant to Section 3.01(p)(i)(J) or Section 3.01(p)(ii) of this Agreement (or any Contract that would be a Material Contract or that would have been required to be disclosed pursuant to Section 3.01(p)(i)(J) or Section 3.01(p)(ii) of this Agreement if it were in effect as of the date of this Agreement) or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims thereunder, in each case, other than in the ordinary course of business consistent with past practice; provided, however, that the foregoing ordinary course exception shall not apply to any such Material Contract or any Contract that would have been required to be disclosed pursuant to Section 3.01(p)(i)(J) or Section 3.01(p)(ii) of this Agreement (or any Contract that would be a Material Contract or that would have been required to be disclosed pursuant to Section 3.01(p)(i)(J) or Section 3.01(p)(ii) of this Agreement if it were in effect as of the date of this Agreement) of the type described in Section 3.01(i)(i)(B) or Section 3.01(p)(ii);

(xi)           except as required by the terms of any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, as required to ensure that the Company complies with any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, or that such Benefit Plan or Benefit Agreement complies with applicable Law or as specifically required pursuant to this Agreement, (A) adopt, establish, enter into, terminate, amend or modify any material Benefit Plan or material Benefit Agreement, (B) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than (1) the payment of base compensation for Company Personnel or (2) increases of base compensation for Company Personnel below the Vice President level, in each case, in the ordinary course of business consistent with past practice, (C) grant or amend any award under any Benefit Plan (including any equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder or any restrictive covenant arrangement with any Company Personnel, (D) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner such compensation or benefits of, any Company Personnel, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise, (G) hire any Company Personnel at the Vice President level or above or terminate the employment of any such Company Personnel, other than due to such employee’s death, disability or cause (as determined by the Company in its reasonable discretion consistent with past practice) or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xii)          enter into any Contract that is material to the Company and its Subsidiaries, taken as a whole, containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any material portion of its material rights, interests or obligations thereunder, unless such restrictions expressly exclude any assignment to affiliates (including Parent and any of its Subsidiaries following the consummation of the Merger);

(xiii)         except as required by applicable Law, adopt or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of the Company or any of its Subsidiaries;

(xiv)         write down in any material respect any of its material assets, except for impairment, depreciation or amortization in accordance with GAAP consistently applied, or make any change in any financial or material tax accounting principle, method or practice, in each case other than as required by GAAP or applicable Law;

(xv)          fail to maintain, allow to lapse or abandon any material registered or applied-for Trademarks or patents owned by the Company or any of its Subsidiaries;

(xvi)         amend or modify in any material respect any of the Company’s standard end user license agreements (including FOSS licenses, the Confluent Community License and contributor license terms) or other standard terms and conditions (e.g., acceptable use policy) under which any products and services of the Company or any of its Subsidiaries are made available or the Company’s Trademark Guidelines (available at https://www.confluent.io/confluent-trademark-guidelines), in each case, other than in the ordinary course of business;

(xvii)        (A) settle or compromise any material suit, claim, action, assessment, investigation, proceeding or audit with respect to material taxes, (B) make, revoke or change any material tax election, (C) file any material amended tax return, (D) surrender any claim for a refund of material taxes, or (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of taxes; or

(xviii)       authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

It is agreed that no action or failure to act by the Company or any of its Subsidiaries in order to comply with any provision of the second sentence of this Section 4.01(a) will be deemed a breach of the first sentence of this Section 4.01(a).

(b)           If the Company desires to take an action that would be prohibited pursuant to Section 4.01, without the prior approval of Parent, then, prior to taking such action, the Company (in lieu of the procedure outlined in Section 8.02) may request consent by sending an email to each of the individuals listed in Section 4.01(b) of the Company Letter specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken). Any of the individuals listed in Section 4.01(b) of the Company Letter may grant consent on behalf of Parent. Parent shall use reasonable best efforts to respond affirmatively or negatively to such request within five (5) Business Days.

(c)           Notwithstanding anything to the contrary in this Agreement, if either Parent or Sub notifies the Company that it has purported to terminate this Agreement for any reason, then the covenants of the Company and its Subsidiaries pursuant to this Section 4.01 (other than the first sentence of Section 4.01(a)) and Section 5.07 will immediately cease and such provisions will no longer be in effect.

Section 4.02          No Solicitation.

(a)           Upon execution and delivery of this Agreement, the Company shall immediately cease and terminate, and shall not authorize or knowingly permit any of its Subsidiaries or any of the Company Representatives to continue, any and all existing discussions, negotiations or similar activities with any third party conducted heretofore with respect to any Takeover Proposal. In furtherance of the foregoing, following the execution and delivery of this Agreement, the Company will promptly (i) request that each third party and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement with the Company or any of its Subsidiaries since June 1, 2024, in connection with such third party’s consideration of making a potential Takeover Proposal, to promptly return or destroy all non-public information furnished to such third party or its representatives by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement, in each case in accordance with and subject to the terms of such confidentiality agreement, and (ii) terminate all physical and electronic data room access granted by or on behalf of the Company or any of its Subsidiaries to such third parties and their representatives to diligence or other information regarding the Company or any of its Subsidiaries in connection with such third party’s consideration of making a potential Takeover Proposal. The Company shall not modify, amend, terminate, waive or release any provisions of any confidentiality or standstill agreement or any similar agreement or provision to which the Company or any of its Subsidiaries is a party relating to any such potential Takeover Proposal and shall enforce the provisions of any such agreement or provision; provided that the Company shall be permitted on a confidential basis to modify, amend, terminate, waive or release, and shall not be obligated to enforce, any explicit or implicit standstill obligations solely to the extent necessary to permit the third party referred therein to submit a Takeover Proposal to the Company Board on a confidential basis not in violation of this Section 4.02 (and to the extent permitted by this Agreement, discuss, negotiate or consummate such Takeover Proposal). The Company shall provide written notice to Parent of any such modification, amendment, termination, waiver or release, or decision not to enforce, any such standstill obligation by the Company, including disclosure of the identities of the parties thereto and material circumstances relating thereto.

(b)            Except as expressly permitted by this Section 4.02, the Company shall not, nor shall it authorize or knowingly permit any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, or any investment banker, attorney, accountant or other advisor or representative acting on behalf of the Company or any of its Subsidiaries (collectively, the “Company Representatives”), to, and shall not (and shall not authorize or knowingly permit any Company Representative acting on its behalf or on behalf of any of its Subsidiaries to) publicly announce any intention to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any Takeover Proposal (it being understood and agreed that ordinary course or ministerial acts that are not otherwise prohibited by this Section 4.02(b) (such as answering unsolicited phone calls) shall not (in and of itself) be deemed to facilitate for purposes of, or otherwise constitute a violation of, this Section 4.02), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any third party (or any representative thereof) any information regarding the Company or its Subsidiaries, or otherwise cooperate in any way with any third party (or any representative thereof), with respect to any Takeover Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with a third party (each, an “Acquisition Agreement”) relating to any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal (which did not result from a breach of this Section 4.02) received after the date of this Agreement that the Company Board determines in good faith constitutes, or would reasonably be expected to lead to, a Superior Proposal, the Company may, and may permit and authorize its Subsidiaries and the Company Representatives to, in each case, subject to compliance with Section 4.02(e) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement in effect as of the date of this Agreement or entered into after the date of this Agreement and, in each case, that contains terms that are at least as restrictive in any material respect on such person as those contained in the Confidentiality Agreement dated August 12, 2025 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”) and which does not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the transactions contemplated by this Agreement or to comply with its disclosure obligations to Parent pursuant to this Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision (or similar obligation)); provided that all such information has previously been provided, or is concurrently provided, to Parent or its representatives; and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives), and no other third party, regarding such Takeover Proposal. Notwithstanding anything to the contrary in this Section 4.02(b), the Company and the Company Representatives may, in response to a bona fide written Takeover Proposal (which did not result from a breach of this Section 4.02), contact the person who made such Takeover Proposal solely to clarify the terms of such Takeover Proposal or determine whether such person intends to provide any documents (or additional documents) containing the terms and conditions of such Takeover Proposal.

For purposes of this Agreement, the term “Takeover Proposal” means any proposal or offer from any person or group (other than Parent or Sub or any of their affiliates) relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, (1) any merger, consolidation, business combination, recapitalization, liquidation or dissolution, in each case, involving the Company, pursuant to which any person or group (other than Parent or Sub or any of their affiliates) would hold 20% or more of the outstanding shares of Company Common Stock (whether by voting power or number of shares) or equity securities representing 20% or more of the voting power of the successor of the Company as a result of such transaction; or (2) any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, joint venture or transaction with a similar acquisitive intent, of (x) assets or businesses that constitute or represent 20% or more of the total revenue, net income, earnings before interest, taxes, depreciation and amortization, or assets of the Company and its Subsidiaries, taken as a whole, or (y) 20% or more of the outstanding shares of Company Common Stock (whether by voting power or number of shares), or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, 20% or more of the outstanding shares of Company Common Stock (whether by voting power or number of shares).

For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal or offer that did not result from a breach of this Section 4.02 made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person acquiring, directly or indirectly, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, joint venture or other transaction with a similar acquisitive intent, more than 50% of the voting power and more than 50% of the outstanding shares of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which, in the reasonable good faith judgment of the Company Board (after consultation with the Company’s financial advisor and outside legal counsel), (x) would result in a transaction more favorable to the Company Stockholders than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or offer or otherwise, in a written offer that would become binding if accepted by the Company) and (y) would reasonably be expected to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.

(c)            Neither the Company Board nor any committee thereof shall (or shall agree or resolve to) (x) (i) withhold, withdraw, qualify or modify in a manner adverse to Parent or Sub, or propose publicly to withhold, withdraw, qualify or modify in a manner adverse to Parent or Sub, the Company Board Recommendation (or the recommendation or declaration of advisability by any such committee of this Agreement or the Merger); (ii) recommend or declare advisable, or propose to recommend or declare advisable, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal; (iii) if a Takeover Proposal has been publicly announced or a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced, fail to publicly reaffirm the Company Board Recommendation and recommend against acceptance of such Takeover Proposal, tender offer or exchange offer by the Company Stockholders within ten (10) Business Days after commencement, or (iv) if a Superior Proposal Notice or Intervening Event Notice has been provided by the Company Board, fail to withdraw such Superior Proposal Notice or Intervening Event Notice, as applicable, and publicly reaffirm the Company Board Recommendation within three (3) Business Days following the earlier of (A) the expiration of the Superior Proposal Notice Period or Intervening Event Notice Period, as applicable, and including any extension or continuation thereof, or (B) written notice from Parent that it is waiving the Superior Proposal Notice Period or Intervening Event Notice Period, as applicable and including any extension or continuation thereof (any such action, resolution or agreement to take such action in clauses (i), (ii), (iii) or (iv) being referred to herein as an “Adverse Recommendation Change”), or (y) cause or permit the Company to enter into any Acquisition Agreement constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in, and in accordance with Section 4.02(b)), or resolve or agree to take any such action. Notwithstanding any provision in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, the Company Board may, in response to a Superior Proposal received after the date of this Agreement and not resulting, directly or indirectly, from a breach of this Section 4.02, effect an Adverse Recommendation Change or terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.01(f), or resolve or agree to take any such action, only if all of the following conditions are satisfied:

(i)            (A) the Company Board shall have first provided prior written notice to Parent (a “Superior Proposal Notice”) at least four (4) Business Days in advance (as modified, extended or continued by this Section 4.02(c), the “Superior Proposal Notice Period”) to the effect that the Company Board is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, or to terminate this Agreement in accordance with Section 7.01(f), as applicable, which notice shall attach in full the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal received by the Company at such time, (B) during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to the Company Board effecting an Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.01(f), the Company and the Company Representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent and (C) Parent does not make, within the applicable Superior Proposal Notice Period (or any extension or continuation thereof), a proposal (in a written offer that would become binding if accepted by the Company) that would, in the reasonable good faith judgment of the Company Board (after consultation with outside legal counsel and the Company’s financial advisor), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any material amendment or material modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days); and

(ii)            the Company Board shall have determined in good faith, after consultation with its outside legal counsel and the Company’s financial advisor, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent in accordance with Section 4.02(c)(i), such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.01(f), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

It is agreed that none of (1) the determination in and of itself by the Company Board (or a committee thereof) that a Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery in and of itself by the Company to Parent of any notice contemplated by Section 4.02(c); or (3) the public disclosure in and of itself of the items in clauses (1) and (2) if required by applicable Law, and as expressly permitted by Section 4.02(f), will constitute an Adverse Recommendation Change or violate this Section 4.02.

(d)            At any time prior to obtaining the Stockholder Approval, and other than in connection with a Takeover Proposal, the Company Board may, in response to an Intervening Event, effect an Adverse Recommendation Change or resolve or agree to take such action, only if all of the following conditions are satisfied:

(i)            (A) the Company Board shall have first provided prior written notice to Parent (an “Intervening Event Notice”) at least four (4) Business Days in advance (as modified, extended or continued by this Section 4.02(d), the “Intervening Event Notice Period”) to the effect that the Company Board is prepared to effect an Adverse Recommendation Change pursuant to this Section 4.02(d), which notice will describe the Intervening Event in reasonable detail, (B) during the applicable Intervening Event Notice Period (or any extension or continuation thereof), prior to the Company Board effecting an Adverse Recommendation Change in response to an Intervening Event, the Company and the Company Representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent and (C) Parent does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal (in a written offer that would become binding if accepted by the Company) that would, in the reasonable good faith judgment of the Company Board (after consultation with outside legal counsel and the Company’s financial advisor), cause such Intervening Event to no longer constitute an Intervening Event (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above) shall require a new Intervening Event Notice with a new Intervening Event Notice Period of three (3) Business Days); and

(ii)            the Company Board shall have determined in good faith, after consultation with its outside legal counsel and the Company’s financial advisor, that, in light of such Intervening Event and taking into account any revised terms proposed by Parent in accordance with Section 4.02(d)(i), such Intervening Event continues to constitute an Intervening Event and that the failure to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

It is agreed that none of (1) the determination in and of itself by the Company Board (or a committee thereof) that an Intervening Event has occurred; (2) the delivery in and of itself by the Company to Parent of any notice contemplated by Section 4.02(d); or (3) the public disclosure in and of itself of the items in clauses (1) and (2) if required by applicable Law, and as expressly permitted by Section 4.02(f), will constitute an Adverse Recommendation Change or violate this Section 4.02.

For purposes of this Agreement, the term “Intervening Event” means any event, development or change in circumstances with respect to the Company or its Subsidiaries that was not known to the Company Board, or the consequences of which were not reasonably foreseeable, as of the date of this Agreement, which event, change or development becomes known to the Company Board prior to obtaining the Stockholder Approval and which causes the Company Board to determine in good faith, after consultation with its outside legal counsel and the Company’s financial advisor, that failure to make an Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or (B) any change in the price or trading volume of the Company Common Stock or any other securities of the Company or any change in credit rating or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts or predictions for any period (provided that, in each case, the underlying causes thereof may constitute or be taken into account in determining whether there has been an Intervening Event).

(e)            In addition to the obligations of the Company set forth in paragraphs (a), (b), (c) and (d) of this Section 4.02, from and after the date of this Agreement, the Company shall, as promptly as practicable and in any event within twenty-four (24) hours after the receipt thereof, advise Parent in writing of (i) any Takeover Proposal, or any request for information or inquiry by a person stating an intention to make a Takeover Proposal, and (ii) the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to in the prior sentence, the Company (or its outside counsel) shall (A) keep Parent (or its outside counsel) informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Takeover Proposal, request or inquiry and (B) the Company shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Parent (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including all schedules and exhibits thereto) received by the Company relating to any Takeover Proposal.

(f)            Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (including any customary “stop, look and listen” communication to the Company Stockholders); (ii) making any disclosure to its stockholders if, in the good faith judgment of the Company Board, failure to so disclose would be inconsistent with applicable Law; (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iv) informing any person of the existence of the provisions contained in this Section 4.02; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(c) except in compliance with this Agreement. It is understood and agreed that, for purposes of this Agreement, (A) a factually accurate public statement by the Company or the Company Board that solely (1) describes the Company’s receipt of a Takeover Proposal; (2) identifies the person or group making such Takeover Proposal; (3) provides the material terms of such Takeover Proposal; or (4) describes the operation of this Agreement with respect thereto, (B) a determination in itself by the Company Board (or a committee thereof) that a Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal or that an Intervening Event has occurred or (C) the delivery of a Superior Proposal Notice or an Intervening Event Notice will not, in each case, in and of itself, constitute an Adverse Recommendation Change or violate this Section 4.02.

Article V
Additional Agreements

Section 5.01           Preparation of the Proxy Statement; Stockholder Meeting.

(a)            As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other, and shall provide such reasonable assistance to the other, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Each of the Company and Parent shall use reasonable best efforts to respond and assist the other in responding as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Company shall cause the definitive Proxy Statement to be mailed to the Company Stockholders as promptly as reasonably practicable after the expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act or the date that the SEC or its staff advises that it has no further comments thereon and that the Company may commence mailing the Proxy Statement. Notwithstanding the foregoing, except in connection with an Adverse Recommendation Change, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall consider in good faith all comments reasonably proposed by Parent and (iii) shall not file or mail such document, or respond to the SEC or its staff, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Stockholder Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. Except in connection with an Adverse Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)            The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the Company Stockholders, or at the time of any amendment or supplement thereof, or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference therein. Parent agrees that no information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the Company Stockholders, or at the time of any amendment or supplement thereof, or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)            As promptly as practicable following the execution of this Agreement, the Company shall in consultation with Parent, set a record date for the Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect thereof at least twenty (20) Business Days prior thereto. The Company shall duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on the adoption of this Agreement (including any adjournment, postponement or other delay thereof, the “Stockholder Meeting”) and such Stockholder Meeting shall be held on a date that is as soon as reasonably practicable (in compliance with applicable Law) after the mailing of the Proxy Statement to the Company Stockholders. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Stockholder Meeting if, but only if, (i) the Company is unable, or does not reasonably expect, to obtain a quorum of its stockholders at the Stockholder Meeting at such time, to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement in order to allow reasonable time for the solicitation of proxies for purposes of obtaining the Stockholder Approval, (iii) the Company Board has determined in good faith (after consultation with outside legal counsel) that such delay is required by applicable Law (A) to comply with comments made by the SEC or its staff with respect to the Proxy Statement or (B) to allow reasonable additional time for the filing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Stockholder Meeting or (iv) the Company is required to do so by a court of competent jurisdiction in connection with any Transaction Litigation; provided, however, that in no event will the Stockholder Meeting be postponed or adjourned (x) with respect to Section 5.01(c)(i) or Section 5.01(c)(ii), by more than thirty (30) days after the date on which the Stockholder Meeting was (or was required to be) originally scheduled, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) except with respect to postponements or adjournments pursuant to Section 5.01(c)(iv), by more than ten (10) days at a time without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall, at the instruction of Parent, postpone or adjourn the Stockholder Meeting if there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Stockholder Approval; provided that the Company will not be required to so postpone or adjourn the Stockholder Meeting by more than ten (10) days at a time or by more than sixty (60) days in the aggregate after the date on which the Stockholder Meeting was (or was required to be) originally scheduled. In no event will the record date of the Stockholder Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company may change the record date of the Stockholder Meeting without prior written consent of Parent in the event that (1) supplemental or amended disclosure is required to be disseminated to stockholders and the meeting is postponed or adjourned in connection therewith, in accordance with this Section 5.01(c) or (2) the Company postpones the Stockholder Meeting at the instruction of Parent and, in either case, as a result, the initial record date fixed by the Company Board is more than sixty (60) days before the date of the subsequent meeting. The notice of such Stockholder Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholder Meeting. Except to the extent that an Adverse Recommendation Change expressly permitted by Section 4.02(c) or Section 4.02(d) has been effected, (A) the Company Board shall include the Company Board Recommendation in the Proxy Statement and (B) the Company shall use its reasonable best efforts to solicit votes of the Company Stockholders in favor of obtaining the Stockholder Approval. The Company shall provide updates to Parent with respect to the proxy solicitation for the Stockholder Meeting (including interim results) as reasonably requested by Parent.

Section 5.02        Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors access upon reasonable advance notice, during normal business hours in a manner as to not interfere unreasonably with the conduct of business of the Company and its Subsidiaries, during the period prior to the Effective Time or the termination of this Agreement, to their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent and its representatives, as promptly as reasonably practicable, access to any information or persons concerning its business as may be reasonably and in good faith requested by or on behalf of Parent. Following the date of this Agreement and prior to the Effective Time, subject to applicable Law and the limitations and requirements applicable to Parent’s request and access to other information as set forth in this Section 5.02, Parent may (but shall not be required to) request, in good faith, to (i) contact and interview any Company Personnel and (ii) review the personnel records and such other information concerning the Company Personnel, and the Company shall consider any such request in good faith (the approval of which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines (upon the advice of outside counsel) that such access or disclosure could jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any applicable Law or any Contract, including any confidentiality obligations contained therein, to which the Company or any of its Subsidiaries is a party; provided that the Company shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company. The Company shall advise Parent in such circumstances that it is unable to provide access to the information requested by Parent pursuant to the immediately preceding sentence, and the Company shall reasonably describe the reasons why such information is being withheld. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement, and otherwise comply with the Confidentiality Agreement with respect to such information.

Section 5.03           Reasonable Best Efforts; Consultation and Notice.

(a)

(i)            Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to (and shall cause their respective Subsidiaries to) use its and their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable and in any event no later than the Termination Date, including using its and their reasonable best efforts to accomplish the following: (A) the satisfaction of the conditions precedent set forth in Article VI, (B) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act, other applicable Antitrust Laws and Foreign Investment Laws and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (C) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (D) the taking of all reasonable steps to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (E) the taking of all reasonable steps to obtain all necessary consents, approvals or waivers from any third party. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Company or any of their respective Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Contract.

(ii)            In furtherance and not in limitation of the undertakings pursuant to this Section 5.03(a), each of Parent and the Company shall (A) prepare and file any notification and report forms and related material required under the HSR Act and other applicable Antitrust Laws and Foreign Investment Laws with respect to the transactions contemplated by this Agreement as set forth on Section 3.01(d)(v) of the Company Letter, and any additional filings, notifications, or briefing papers and related material that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement (the “Required Filings”), as promptly as reasonably practicable and advisable, and, in any event, Parent and the Company shall make an appropriate filing as required by the HSR Act no later than five (5) Business Days after the date of this Agreement, unless such date is extended up to a maximum of ten (10) Business Days from the date of this Agreement by the mutual written agreement of the outside legal counsel for the parties hereto, and all other Required Filings no later than ten (10) Business Days after the date of this Agreement, unless otherwise agreed by the mutual written agreement of the outside legal counsel for the parties hereto, (B) provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act or by other Governmental Entities under applicable Antitrust Laws or Foreign Investment Laws (if any) and (C) use its reasonable best efforts to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the transactions contemplated by this Agreement by the DOJ or FTC or other applicable Governmental Entities. In the event that Parent or the Company receives a second request under the HSR Act or any similar inquiry or request under any other applicable Antitrust Laws or Foreign Investment Laws in connection with the transactions contemplated by this Agreement, such party shall use its reasonable best efforts to comply as promptly as practicable with such request (i) as provided by Section 7A(E) of the HSR Act or (ii) as otherwise provided under applicable Antitrust Laws or Foreign Investment Laws. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance and by certifying in writing to the other parties its prompt, substantial compliance. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a second request under the HSR Act or any similar inquiry or request under any other applicable Antitrust Laws or Foreign Investment Laws, such party shall use reasonable best efforts to comply as promptly as practicable with such subpoena or civil investigative demand.

(iii)            Without limiting the generality of the undertakings of Parent pursuant to Sections 5.03(a)(i) and (a)(ii), Parent and the Company, along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws and Foreign Investment Laws so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, and in any event prior to the Termination Date, including by: (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of the Company or any of its Subsidiaries, (B) taking or committing to take such other actions that may limit or impact the Company’s or any of its Subsidiaries’ freedom of action with respect to, or its ability to retain, any of the Company’s or any of its Subsidiaries’ operations, divisions, businesses, product lines, contracts, customers or assets, (C) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated by this Agreement, in any case, that may be issued by any court or other Governmental Entity and (D) creating, terminating or divesting relationships, contractual rights or obligations of the Company or any of its Subsidiaries, in each case, in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws or Foreign Investment Laws from any Governmental Entity so as to enable the Closing to occur no later than the Termination Date. The Company shall not, without prior written consent of Parent, commit to or effect, or offer to commit to or effect, any action contemplated in clause (A), (B), (C) or (D) of the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Section 5.03(a)(iii) or elsewhere in this Agreement, none of Parent, the Company or any of their respective Subsidiaries shall be required to propose, execute, carry out or agree or submit to any condition, limitation or remedy (w) that is not conditioned on the consummation of the Merger, (x) that would reasonably be expected to have, individually or in the aggregate, (i) a material negative impact on the business of the Company and its Subsidiaries, taken as a whole, as currently conducted or (ii)  a material negative impact on the benefits expected to be derived by Parent (together with its Subsidiaries) from the Merger and the other transactions contemplated by this Agreement, (y) with respect to Parent or any of its Subsidiaries or their respective businesses, product lines, assets, permits, operations, rights, or interest therein (other than with respect to the Company and its Subsidiaries), or (z) that would require Parent or its affiliates (including the Company and its Subsidiaries) to obtain prior approval of any future acquisition, disposition, business combination or similar transaction (for the avoidance of doubt, other than any requirement to obtain prior approval generally required under applicable Law), (any of the foregoing, a “Burdensome Condition”).

(iv)            In furtherance and not in limitation of the covenants of the parties contained in this Section 5.03(a), but subject to Section 5.03(a)(iii), if any administrative or judicial action or proceeding by a Governmental Entity of competent jurisdiction is instituted challenging the Merger and the other transactions contemplated by this Agreement, each of Parent and the Company shall use its reasonable best efforts to (A) oppose fully and vigorously, including by defending through litigation, any such action or proceeding, (B) pursue vigorously all available avenues of administrative and judicial appeal and (C) seek to have vacated, lifted, reversed or overturned any judgment that is in effect that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 5.03(a) or elsewhere in this Agreement, none of Parent, the Company or any of their respective Subsidiaries shall be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) take any action, or commit to take any action, that would result in, or would reasonably be expected to result in, individually or in the aggregate, a Burdensome Condition. To assist Parent in complying with its obligations set forth in this Section 5.03(a), but subject to Section 5.02, the Company shall, and shall cause its Subsidiaries to, provide to Parent such cooperation as may be reasonably requested by Parent.

(v)            Subject to applicable Law and the requirements of applicable Governmental Entities and Section 5.03(a)(iii), the Company and Parent and their respective counsel shall, in connection with the efforts referenced in Sections 5.03(a)(i) and (a)(ii), (A) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private person, (B) where legally permissible, have the right to review in advance, and to the extent practicable each shall consult and consider in good faith the views of the other regarding, any material filing made with, or written materials to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by this agreement, (C) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the Antitrust Division of the Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) or any other applicable Governmental Entity and (D) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement.  Subject to applicable Law and the requirements of applicable Governmental Entities, the Company and Parent shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement. The Company and Parent shall cooperate to jointly develop, consult and cooperate with one another with respect to the strategy for obtaining any necessary approvals under Antitrust Laws and Foreign Investment Laws or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in the event of any dispute between the parties relating to the strategy or appropriate course of action in connection with obtaining any clearances under applicable Antitrust Laws or Foreign Investment Laws with respect to the Merger, Parent shall have the right to make the final determination with respect to such matter. Parent, Sub and the Company further acknowledge and agree that they will not, and will cause their respective Subsidiaries not to, extend any waiting period under any Antitrust Laws and Foreign Investment Laws applicable to the Merger or enter into any agreement with any Governmental Entity not to consummate the Merger unless each of Parent and the Company has consented in writing to such extension or agreement (such consent not to be unreasonably withheld, conditioned or delayed). The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.03(a) as “Antitrust Counsel Only Material.” Notwithstanding anything to the contrary in this Section 5.03(a), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries. For purposes of this Agreement, “Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation 139/2004 of the European Union and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Merger. For purposes of this Agreement, “Foreign Investment Laws” means Laws in any jurisdiction, that are designed or intended to prohibit, restrict, or regulate direct or indirect acquisitions, investments or ownership or control of assets, by a foreign investor that might harm domestic national security or public interest.

(b)            In connection with and without limiting the generality of the obligations set forth in Section 5.03(a)(i), each of the Company and Company Board shall, if any state takeover statute or similar statute or regulation, including the DGCL, is or becomes applicable to this Agreement, or to any of the Merger and the other transactions contemplated by this Agreement, take all actions reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(c)            The Company shall give Parent prompt notice of any litigation against the Company or its directors relating to the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding Section 8.02, such notice contemplated by the prior sentence will only be delivered to counsel to Parent as identified in Section 8.02, may be delivered by email and, if so delivered by email will be deemed to have been duly delivered and received for purposes of this Agreement when such email is sent. The Company will (i) give Parent the opportunity to participate, but not direct, in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company will obtain the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim. It is understood and agreed that this Section 5.03(c) shall not give Parent the right to direct the defense of any such Transaction Litigation.

(d)            Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent, as the sole stockholder of Sub, will adopt this Agreement.

(e)            Following the date hereof, the Company shall take the actions set forth in Section 5.03(e) of the Company Letter in accordance with the terms thereof.

Section 5.04           Equity Awards.

(a)            As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions (including obtaining any required consents) as may be required to effect the following:

(i)            at the Effective Time, each Cash-Out Stock Option (A) with an exercise price per share less than the Merger Consideration shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (1) the number of shares of Company Common Stock that are subject to such Cash-Out Stock Option immediately prior to the Effective Time and (2) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Cash-Out Stock Option, which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time, and (B) with an exercise price per share equal to or greater than the Merger Consideration shall be canceled for no consideration;

(ii)            at the Effective Time, each Cash-Out RSU shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Class A Common Stock that are subject to such Cash-Out RSU immediately prior to the Effective Time and (B) the Merger Consideration, which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time;

(iii)            at the Effective Time, each Rollover RSU shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into a restricted stock unit, subject to substantially the same terms and conditions (including the same vesting and acceleration terms, as applicable) as were applicable under such Rollover RSU, with respect to a number of shares of Parent common stock, par value $0.20 per share (“Parent Common Stock”) determined by multiplying the number of shares of Class A Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share);

(iv)            each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, RSUs, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company shall, in accordance with the terms of such Benefit Plan or Benefit Agreement, as applicable, be deleted at or prior to the Effective Time, and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, RSUs, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation;

(v)            any shares of Company Common Stock that remain available for issuance pursuant to any Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with such Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of Parent Common Stock, the “Assumed Shares”); and

(vi)            as used in this Agreement, the following terms shall have the meanings specified below:

“Cash-Out RSU” means (A) any RSU that is outstanding immediately prior to the Effective Time to the extent vested and unsettled as of immediately prior to the Effective Time and (B) any RSU (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries;

“Cash-Out Stock Option” means any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time, including, for the avoidance of doubt, any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time that has an exercise price per share of Company Common Stock subject to such Stock Option greater than or equal to the Merger Consideration;

“Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average closing price per share of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the twenty (20) trading days immediately preceding the date on which the Effective Time occurs; and

“Rollover RSU” means any RSU other than a Cash-Out RSU that is outstanding immediately prior to the Effective Time.

(b)            As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions and take such other actions as may be required so that (i) participation in the ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) if the Closing occurs prior to the end of any offering period under the ESPP that remains ongoing as of the date of this Agreement, then in accordance with the terms of the ESPP, the amounts credited to the accounts of participants in such offering period shall be used to purchase shares of Company Common Stock (rounded down to the nearest whole share) within ten (10) Business Days (or such other period specified by the Company Board or its designee) prior to the Closing under the outstanding purchase rights for such offering period, and such purchase rights will terminate immediately after such purchase, (v) the ESPP shall terminate, effective upon the Effective Time, and (vi) following such termination of the ESPP, any remaining amounts credited to the accounts of participants in the ESPP shall be distributed to such participants as soon as practicable following the Effective Time.

(c)            All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(d)            The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(e)            At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans (other than the ESPP), with the result that Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its affiliates.

Section 5.05        Indemnification, Exculpation and Insurance.

(a)            Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or its Subsidiaries, in each case, as in effect on the date of this Agreement and that (i) are filed with the Filed SEC Documents, (ii) are substantially in the same form as the agreements filed with the Filed SEC Documents or (iii) are set forth in Section 5.05 of the Company Letter shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations.

(b)            In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

(c)            Parent shall obtain, or cause to be obtained, as of the Effective Time, a “tail” insurance policy with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided that in no event shall Parent or the Surviving Corporation be required to pay, with respect to the entire six (6)-year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period in its most recent fiscal year for such purpose; provided that Parent shall nevertheless obtain such coverage, with respect to the entire six (6)-year period following the Effective Time, as may be obtained for such 300% amount. Notwithstanding the foregoing, if Parent fails to obtain, or cause to be obtained, such a “tail” insurance policy by the date that is ten (10) Business Days prior to the anticipated Closing Date, then the Company may obtain a “tail” insurance policy with effect from the Effective Time on the same terms set forth in the immediately preceding sentence; provided that the aggregate cost for such “tail” insurance policy with respect to the entire six (6)-year period following the Effective Time shall not exceed 300% of the aggregate premiums paid by the Company for the period in its most recent fiscal year for such purpose.

(d)            The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.06        Fees and Expenses.

(a)            Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)            In the event that (i) prior to the Stockholder Meeting, a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or its stockholders or any person has publicly announced its intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal and thereafter (A) this Agreement is terminated by (1) Parent pursuant to Section 7.01(d), (2) by the Company pursuant to Section 7.01(b)(i) but only if, as of such termination, the Stockholder Meeting has not been held, or (3) by either Parent or the Company pursuant to Section 7.01(b)(iii) and (B) prior to the date that is twelve (12) months after such termination (1) the Company or any of its Subsidiaries enters into any definitive agreement to consummate a Takeover Proposal or (2) any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(b) except that all references to 20% in such definition shall be deemed references to 50.1%), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then, in each such case, the Company shall pay (or cause to be paid) to Parent a fee equal to $453,600,000 (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a termination by Parent pursuant to Section 7.01(c), within two (2) Business Days after such termination, (y) in the case of a termination by the Company pursuant to Section 7.01(f), substantially concurrently with, and as a condition to, the effectiveness of any such termination and (z) in the case of a payment as a result of either event referred to in Section 5.06(b)(i)(B), no later than the first to occur of the events referred to in Section 5.06(b)(i)(B), in each case to an account designated by Parent. Notwithstanding anything to the contrary contained in this Section 5.06 or elsewhere in this Agreement, in the event that this Agreement is terminated by the Company for any reason at any time when Parent would have had the right to terminate this Agreement, Parent shall (I) be entitled to receive the Termination Fee to the extent that it is payable at the time of such termination or that subsequently becomes payable due to the satisfaction of the remaining conditions specified in Section 5.06(b)(i)(B) and (II) not be deemed to have relinquished its right to receive the Termination Fee in accordance with this Section 5.06(b). In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)            Notwithstanding any other provision of this Agreement, but subject to Section 7.02 and Section 8.11, the parties agree that the payment of the Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive monetary remedy available to Parent, Sub and their respective affiliates with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s affiliates and its and their respective directors, officers, employees, stockholders and the other Company Representatives) shall have no further liability to Parent, Sub and their respective affiliates under this Agreement except that, Parent shall be entitled to payment of the Termination Fee (to the extent owed pursuant to Section 5.05(b)) and to any Damages, to the extent proven, resulting from or arising out of any pre-termination Willful Breach of this Agreement by the Company (as such Damages are determined taking into account any Termination Fee previously paid by the Company).

(d)            If the Company fails promptly to pay the amounts due pursuant to this Section 5.06 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a final judgment by a court of competent jurisdiction against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such Legal Proceeding and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e)            Each party acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not have entered into this Agreement.

Section 5.07           Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Thereafter, the Company, on the one hand, and Parent and Sub, on the other hand, shall, to the extent at all reasonably practicable, consult with the other parties to this Agreement before making, and give such other parties to this Agreement a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except (i) as may be required by (A) applicable Law, (B) court process, or (C) obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, (ii) with respect to any Adverse Recommendation Change, or (iii) in connection with any suit, action or other proceeding between the parties arising out of this Agreement; provided, in each case, that the foregoing shall not apply to any press release, employee communication or public statement so long as the statements contained therein concerning this Agreement, the Merger and the other transactions contemplated by this Agreement are substantially similar to previous releases or statements made by the applicable party with respect to which such party has complied with the provisions of this sentence and would not otherwise require the other party to make additional public disclosure.

Section 5.08           Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

Section 5.09           Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Class A Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Class A Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.10           Employee Matters.

(a)            For the period beginning on the Closing and ending on the first anniversary of the Closing, or if earlier, the date of termination of the relevant Continuing Employee (the “Continuation Period”), Parent shall cause the Company and its Subsidiaries to honor all compensation and benefit plans, programs, policies, practices or agreements maintained or sponsored by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, as such plans, programs, policies, practices or agreements are in effect on the date hereof (it being understood that this Section 5.10(a) shall not be deemed to prohibit Parent or its affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms). During the Continuation Period, Parent shall provide, or shall cause one of its affiliates to provide, to employees of the Company or any of its Subsidiaries who remain employed after the Closing (the “Continuing Employees”), (i) base salaries or wages that are no less favorable than those provided to Continuing Employees immediately prior to the Closing, (ii) target cash incentive opportunities (including annual bonus opportunity, commission opportunity, and any other short-term variable comp opportunity, but excluding retention, change in control and equity-based compensation), if any, that are no less favorable than those provided to Continuing Employees immediately prior to the Closing and (iii) retirement and welfare benefits (excluding any severance benefits, post-employment health benefits, post-employment welfare benefits and defined benefit pension and nonqualified deferred compensation plans) that are substantially comparable in the aggregate to either those provided to Continuing Employees immediately prior to the Closing or those provided to similarly situated employees of Parent and its Subsidiaries.

(b)            Parent or its applicable affiliates shall, unless prohibited by applicable Law, give, or cause to be given, to Continuing Employees credit for purposes of eligibility to participate (other than any defined benefit pension, post-employment health benefits or post-employment welfare benefits plan), vesting and, with respect to severance and vacation benefits only, determining the level of benefits, but not for benefit accrual (unless such accruals are required by applicable Law), under employee benefit plans maintained by Parent or its affiliates and in which such employees participate after the Closing, for such employees’ service prior to the Closing with the Company or any of its Subsidiaries, to the same extent recognized by the Company and its Subsidiaries prior to the Closing. Such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)            With respect to any welfare plan maintained by Parent or any of its affiliates in which Continuing Employees are eligible to participate after the Closing, Parent shall, and shall cause its applicable affiliates to, (i) waive all waiting periods, evidence of insurability requirements, and actively-at-work or similar requirements, limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Closing (other than with respect to pre-existing health conditions pursuant to underwriting requirements under fully insured plans), (ii) provide Continuing Employees with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements only to the same extent recognized by the Company or its Subsidiaries prior to the Closing, and (iii) credit the account of each Continuing Employee under any such welfare plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Benefit Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time and such accrued vacation or paid time off shall not be subject to accrual limits or other forfeiture conditions that were not applicable as of immediately prior to the Effective Time.

(d)            The Company shall, and the Company shall cause its Subsidiaries to, (i) reasonably cooperate with Parent regarding any analysis conducted by the Company or Parent with respect to Code Section 280G and (ii) provide to Parent such information that is in the Company’s possession and reasonably requested by Parent to enable Parent to analyze the impact of Code Section 280G, in each case, with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall provide Parent (for Parent’s review and comment) (A) the Company’s reasonable, good faith estimate of the maximum amount (if any) that could be paid to each such “disqualified individual” as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and (B) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such “disqualified individual,” in each case calculated as of the date of this Agreement and on or prior to the fifth (5th) Business Day prior to the Effective Time, the Company shall provide Parent with its final Code Section 280G analysis for Parent’s review and comment.

(e)            The Company shall, and the Company shall cause its Subsidiaries to, coordinate in advance with Parent between the date of this Agreement and the Closing Date regarding any communication with any Company Personnel relating to compensation or benefits to be provided subsequent to the Closing Date, and any such communication shall be shared with Parent in advance and the Company shall consider Parent’s comments in good faith; provided, that, in no event shall the Company or the Subsidiaries be restricted from making any communication with any Company Personnel which are required under applicable Law or pursuant to the terms of any Benefit Plan.

(f)            Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or its Subsidiaries or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or its Subsidiaries or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, its Subsidiaries, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose. Without limiting the scope of Section 8.06, nothing in this Section 5.10 shall confer any rights or remedies of any kind or description upon any Continuing Employee (or any beneficiaries or dependents thereof) or any other person other than Parent, its Subsidiaries, the Company and their respective successors and assigns.

Section 5.11           Resignations. The Company shall use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of any managers, directors or officers of any Subsidiary of the Company from such positions (and not, for the avoidance of doubt, from such person’s employment with the Company or any of its Subsidiaries) as may be requested in writing by Parent no later than ten (10) Business Days prior to the Closing (such resignations to be effective at the Effective Time).

Section 5.12           Convertible Notes and Capped Call Transactions.

(a)            Prior to the Effective Time, the Company shall (i) deliver any notices required by the Convertible Notes Indenture in connection with the Merger and the transactions contemplated by this Agreement, (ii) prepare, execute and deliver, to the extent required, any supplemental indenture to the Convertible Notes Indenture to the Trustee at or prior to the Effective Time, as and to the extent required by the Convertible Notes Indenture, in form and substance reasonably satisfactory to Parent, including to provide that on and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the Convertible Notes Indenture governing the conversion of the Convertible Notes and (iii) use reasonable best efforts to take, or cause to be taken, all such further actions, including the delivery of any officer’s certificates and opinions of counsel required by the Convertible Notes Indenture or other documents or instruments, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the transactions contemplated by this Agreement; provided that opinions of counsel required by the Convertible Notes Indenture, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement shall be delivered by Parent and its counsel to the extent required to be delivered at or after the Effective Time. Prior to the Effective Time, the Company shall not make any settlement election (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the Convertible Notes Indenture) with respect to any Conversion Date (as defined in the Convertible Notes Indenture)) under the Convertible Notes Indenture without prior written notice to Parent.

(b)            The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, officer’s certificates or other documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Convertible Notes Indenture prior to the dispatch or making thereof, each of which shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).

(c)            Prior to the Effective Time, (i) the Company shall use reasonable best efforts to take all actions, including the delivery of any notices or other documents or instruments, as may be required or contemplated by the terms of the applicable Capped Call Transaction or as reasonably requested by Parent in connection with making elections under, amending, obtaining waivers or unwinding or otherwise settling the Capped Call Transactions, provided that, unless otherwise agreed by the parties, each such election, amendment, waiver, unwinding or settlement shall take effect at or after the Effective Time and (ii) the Company shall use its reasonable best efforts to cooperate with Parent in initiating or continuing any discussions, negotiations or agreements with the counterparties to the Capped Call Transactions (each, a “Hedge Counterparty”), with respect to any determination, cancelation, termination, exercise, settlement, adjustment or computation under, or in connection with the Capped Call Transaction, including with respect to any shares or cash amounts that may be payable or deliverable to the Company pursuant to the Capped Call Transactions. The Company shall promptly provide Parent with any written notices or other documents received from any Hedge Counterparty with respect to any determination, cancelation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Transactions. The Company shall not, and shall cause Company Representatives not to, except as contemplated herein, enter into any discussions, negotiations or agreements in respect of the Capped Call Transactions or make any elections, amendments, modifications or other changes to the terms of the Capped Call Transactions or exercise any rights it may have to terminate or cause the early settlement, exercise or cancellation of the Capped Call Transactions, without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed), except as required pursuant to the terms thereof (as in effect on the date of this Agreement, subject to adjustments pursuant to the terms thereof). The Company shall use reasonable best efforts to keep Parent informed of all material discussions and negotiations with the Hedge Counterparties relating to the Capped Call Transactions. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any material written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Capped Call Transactions prior to making any such response, and the Company shall (i) use its reasonable best efforts to promptly respond to any reasonable questions from, and (ii) consider in good faith any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response. Nothing in this Section 5.12(c) shall be interpreted as an independent requirement for the Company to be required to terminate any Capped Call Transaction prior to the Effective Time.

(d)            The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause their respective representatives to cooperate with Parent in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Notes and the Convertible Notes Indenture at any time after the date hereof as reasonably requested by Parent.

Section 5.13           Cybersecurity Risk Review and Report. Following execution of this Agreement, the Company shall participate, at Parent’s sole cost and expense, in a cybersecurity risk review with an independent cybersecurity services vendor (“Independent Reviewer”) to be mutually agreed upon by the parties hereto, resulting in a draft report to be delivered to the Company before the Closing Date. The scope of such cybersecurity risk review shall be mutually agreed upon by the parties hereto. The Company and its Subsidiaries shall consider in good faith the recommendations in the draft report provided by the Independent Reviewer and may, in its sole discretion and notwithstanding any obligations or restrictions under Section 4.01, implement any remediation actions recommended in such report prior to Closing. Upon delivery of the draft report provided by the Independent Reviewer to the Company, the Independent Reviewer may, with prior authorization from Company (not to be unreasonably withheld, conditioned or delayed), provide a redacted version or high-level summary of the draft report (excluding any competitively sensitive information) to Parent under, and subject to, the terms of that certain Clean Team Confidentiality Agreement, dated as of November 18, 2025, by and between the Company and Parent. Any such redacted version or high-level summary shall be considered confidential information of the Company subject to the Confidentiality Agreement. None of the completion of, results of or implementation of the cybersecurity risk review contemplated by this Section 5.13 shall cause any condition to Closing set forth in Article VI to fail to be satisfied or give rise to, form the basis of or otherwise be included in any claim that any of the conditions set forth in Article VI have not been satisfied at or prior to the Closing Date.

Article VI
Conditions Precedent

Section 6.01           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)            Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)            Regulatory Laws. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) any other approval, clearance or expiration of a waiting period under any other applicable Antitrust Law or Foreign Investment Law of any Governmental Entity of a jurisdiction set forth in Section 6.01(b) of the Company Letter shall have been obtained or terminated or shall have expired, as applicable; provided that, with respect to the obligations of Parent and Sub to effect the Merger, the conditions set forth in each of (i) and (ii) are satisfied without the imposition, individually or in the aggregate, of a Burdensome Condition as a result of the transactions contemplated hereby, or are waived by Parent.

(c)            No Injunctions or Legal Restraints. (i) No temporary restraining order, preliminary or permanent injunction or other Judgment or Law of, or issued by, any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall be in effect, in each case having the effect of preventing or materially restraining the consummation of the Merger or imposing, individually or in the aggregate, a Burdensome Condition as a result of the transactions contemplated hereby (collectively, “Legal Restraints”) and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Entity of competent jurisdiction seeking to temporarily or permanently enjoin, restrain or otherwise prohibit consummation of the Merger or impose a Legal Restraint (it being understood and agreed by the parties that only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified in Section 6.01(c) of the Company Letter shall constitute a court of competent jurisdiction or other Governmental Entity for purposes of this Section 6.01(c)).

Section 6.02           Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company:

(i)            set forth in Section 3.01(g)(ii) of this Agreement shall be true and correct in all respects;

(ii)           set forth in Section 3.01(c)(i), Section 3.01(c)(ii), Section 3.01(c)(iii), Section 3.01(c)(v), Section 3.01(d)(i), Section 3.01(d)(ii), Section 3.01(d)(iii) and Section 3.01(v) of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

(iii)          set forth in Section 3.01(a), Section 3.01(b)(ii), Section 3.01(c)(iv), Section 3.01(c)(vi), Section 3.01(c)(vii), Section 3.01(w) and Section 3.01(x) of this Agreement (A) to the extent not qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (B) to the extent qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct, as so qualified, in all respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iv)          all other representations and warranties of the Company set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and agreements in this Agreement required to be performed by it at or prior to the Closing Date.

(c)            No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred, of which the existence or consequences are still continuing.

(d)            Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

Section 6.03           Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any such failure to be true and correct that would not, individually or in the aggregate, reasonably be expected to, prevent, materially impair, or materially delay beyond the Termination Date, the consummation of the Merger.

(b)            Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all covenants and agreements in this Agreement required to be performed by them at or prior to the Closing Date.

(c)            Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04           Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.

Article VII
Termination, Amendment and Waiver

Section 7.01          Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained (except as provided herein), upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a)            by mutual written consent of Parent, Sub and the Company;

(b)            by either Parent or the Company, if:

(i)            the Merger shall not have been consummated for any reason by 11:59 p.m., Eastern time, on December 7, 2026 (the “Initial Termination Date,” and, such time and date as it may be extended pursuant to this Section 7.01(b)(i), the “Termination Date”); provided that if as of the Initial Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived, other than the conditions set forth in Section 6.01(b) or Section 6.01(c), the Initial Termination Date shall be automatically extended, without action required of any party, to 11:59 p.m., Eastern Time, on March 7, 2027 (the “First Extended Termination Date”); provided, further, that if as of the First Extended Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived, other than the conditions set forth in Section 6.01(b) or Section 6.01(c), the First Extended Termination Date shall be automatically extended, without action required of any party, to 11:59 p.m., Eastern Time, on June 7, 2027 (the “Second Extended Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or directly resulted in the failure of the Merger to occur on or before the applicable date and such action or failure to act constitutes a breach of this Agreement (it being understood that Parent and Sub shall be deemed to be a single party for purposes of the foregoing provision);

(ii)            any Legal Restraint shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a party if the failure of such party (and in the case of Parent, including the failure of Sub) to perform any of its obligations under this Agreement has been a principal cause of the issuance of such Legal Restraint; or

(iii)            the Stockholder Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat;

(c)            by Parent prior to the Company obtaining the Stockholder Approval, in the event that an Adverse Recommendation Change has occurred;

(d)            by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) (A) is incapable of being cured prior to the Termination Date or (B) is not cured by the Company on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) Business Days after written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if Parent or Sub is then in material breach of this Agreement or if any representation or warranty of Parent or Sub shall have become untrue, in either case, so as to result in the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b);

(e)            by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) (A) is incapable of being cured prior to the Termination Date or (B) is not cured by Parent or Sub on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) Business Days after written notice from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of this Agreement or if any representation or warranty of the Company shall have become untrue, in either case, so as to result in the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b); or

(f)            by the Company, at any time prior to obtaining the Stockholder Approval, if (i) the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 4.02(b), (ii) the Company substantially concurrently with such termination enters into an Acquisition Agreement providing for the alternative transaction contemplated by such Superior Proposal, (iii) substantially concurrently with, and as a condition to, such termination the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 5.06(b) and (iv) the Company has complied with Section 4.02(c) with respect to such Superior Proposal.

Section 7.02        Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII and except for any Willful Breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which Willful Breach and liability for any and all damages, costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other party (collectively, “Damages”) as a result of such Willful Breach shall not be affected by termination of this Agreement).

Section 7.03        Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the Company Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company.

Section 7.04        Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by the Company Stockholders without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Article VIII
General Provisions

Section 8.01        Nonsurvival of Representations, Warranties, Covenants, or Agreements. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance at or after the Effective Time.

Section 8.02        Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or, if mailed, three (3) days after mailing (one (1) Business Day in the case of express mail or overnight courier service) or, if emailed, on the date transmitted (provided no “bounce back” or similar message of non-delivery is received with respect thereto), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation New Orchard Road Armonk, New York 10504
Email:	[redacted]
Attention:	Eyal Ofir

with a copy to:

International Business Machines Corporation New Orchard Road Armonk, New York 10504
Email:	[redacted]
Attention:	Scott Ferrauiola

and with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019
Email:	swilliams@paulweiss.com; dobadina@paulweiss.com
Attention:	Steven J. Williams; Dotun Obadina

if to the Company, to:

Confluent, Inc. 899 West Evelyn Ave. Mountain View, CA 94041
Email:	[redacted]
Attention:	Chief Legal Officer

with a copy to:

Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111
Email:	jleigh@cooley.com; bbeerle@cooley.com;
javina@cooley.com; rkumar@cooley.com
Attention:	Jamie Leigh; Ben Beerle; Jon Avina; Rishab Kumar

Section 8.03           Definitions. For purposes of this Agreement:

(a)            “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b)            “Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended;

(c)            “Benefit Agreement” means (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, retention, equity or equity-based compensation, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, providing for any compensatory payments or benefits to the extent such payments or benefits are contingent, or the terms of such Contract are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event), (3) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, concerning non-competition, non-solicitation of customers or employees, non-disclosure of information, ownership of Intellectual Property rights or any other restrictive covenant or (4) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel;

(d)            “Benefit Plan” means any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States), sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any Commonly Controlled Entity, in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, but not including the Benefit Agreements;

(e)            “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or the office of the Delaware Secretary of State is authorized or required by Law to be closed or (iii) any day on which the SEC’s EDGAR system is not open to accept filings;

(f)            “Capped Call Transactions” means those capped call options purchased by the Company from each of Royal Bank of Canada, Deutsche Bank AG, London Branch, Citibank, N.A., Bank of Montreal, Barclays Bank PLC and Wells Fargo Bank, National Association in connection with the issuance of the Convertible Notes;

(g)            “Class A Common Stock” means the shares of Class A common stock, par value $0.00001 per share, of the Company;

(h)            “Class B Common Stock” means the shares of Class B common stock, par value $0.00001 per share, of the Company;

(i)             “Commonly Controlled Entity” means any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law;

(j)             “Company Common Stock” means the Class A Common Stock and the Class B Common Stock;

(k)            “Company Personnel” means any current or former director, officer, employee, individual independent contractor or consultant of the Company or any of its Subsidiaries;

(l)            “Company Source Code” has the meaning set forth in Section 3.01(q)(iii);

(m)            “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written;

(n)            “Convertible Notes” means those certain 0% Convertible Senior Notes due 2027, issued by the Company pursuant to the Convertible Notes Indenture;

(o)            “Convertible Notes Indenture” means that certain Indenture, dated as of December 31, 2021, by and between the Company and U.S. Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”);

(p)            “Indebtedness” means any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) amounts owing as deferred purchase price for the purchase of any property, (D) capital lease obligations, (E) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (F) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, (G) liabilities arising from any breach of any of the foregoing or (H) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (G) above of any other person;

(q)            “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry and investigation, of the persons identified in Section 8.03(q) of the Company Letter. With respect to matters involving the Intellectual Property Rights of the Company, knowledge does not require, or impute knowledge of information that would have been gained by, searches of public records that were not performed;

(r)            “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (A) any change in general economic, market or political conditions affecting the United States economy, or any other national or regional economy or the global economy generally (except to the extent that such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other participants of similar size in its industry, in which case, only the incremental disproportionate effect shall be taken into account); (B) any change in the conditions in the industry sectors in which the Company and its Subsidiaries conduct business or in any specific jurisdiction or geographical area in which the Company and its Subsidiaries conduct business (except to the extent that such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other participants of similar size in its industry, in which case, only the incremental disproportionate effect shall be taken into account); (C) any change in GAAP or applicable Law or the enforcement or interpretation of any of the foregoing (except to the extent that such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other participants of similar size in its industry, in which case, only the incremental disproportionate effect shall be taken into account); (D) any act of terrorism, hostilities, sabotage, war (whether or not declared), national disaster, national or international calamity, civil unrest, cyber-attack, cybercrime or military action (in each case including any escalation or worsening of the foregoing) affecting the United States or any other country or region of the world (except to the extent that such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to the other participants of similar size in its industry, in which case, only the incremental disproportionate effect shall be taken into account); (E) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates or rates of inflation (except to the extent that such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect shall be taken into account); (F) any failure to meet internal, published or third party projections, forecasts or revenue or earnings predictions or estimates for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect); (G) any change in the price or trading volume of the Company Common Stock in and of itself (provided that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect); (H) any change in regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world (except to the extent that such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other participants of similar size in its industry, in which case, only the incremental disproportionate effect shall be taken into account); (I) the negotiation, execution or delivery of this Agreement or the public announcement (including as to the identity of the parties hereto) or pendency or consummation of the Merger or the other transactions contemplated by this Agreement, including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners or suppliers attributable to the announcement of this Agreement or the pendency of the Merger or the other transactions contemplated hereby; provided that this clause (I) shall not apply with respect to any representation or warranty (or any condition to the consummation of the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger; (J) the occurrence of natural or man-made disasters, calamities, pandemics, epidemics, or other public health events, force majeure events or weather conditions (except to the extent that such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to the other participants of similar size in its industry, in which case, only the incremental disproportionate effect shall be taken into account); (K) any action or omission of the Company or any of its Subsidiaries taken with the prior written consent of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent); or (L) any Transaction Litigation;

(s)            “Nasdaq” means The Nasdaq Global Select Market;

(t)            “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity;

(u)            “Personal Information” means information that constitutes “personally identifiable information,” “personal information,” “personal data,” “protected health information,” or any analogous term under applicable Privacy and Data Security Laws;

(v)            “Privacy and Data Security Laws” means all applicable Laws governing the collection, use, processing, storage, safeguarding, and security (both technical and physical) of Personal Information, including, as applicable and without limitation, (i) any such Laws relating to the use of Personal Information for the purpose of undertaking direct marketing to individuals and (ii) the European Union’s General Data Protection Regulation, the UK Data Protection Regulation and Data Protection Act 2018, Section 5 of the Federal Trade Commission Act (relating to privacy or data security), the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Children’s Online Privacy Protection Act, the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder, and all U.S. State data breach notification Laws or regulations;

(w)            a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists; and

(x)            “Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, an act or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

Section 8.04            Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Any disclosure contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement. For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The words “shall” and “will” have the same meaning. References to “days” shall mean “calendar days” unless expressly stated otherwise. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. References to “ordinary course” shall include “consistent with past practice” unless expressly stated otherwise. No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, unless otherwise specified. Except as otherwise provided herein, any information “made available” to Parent by the Company or its Subsidiaries shall include that information contained in such documents stored in that certain virtual data room maintained by the Company through Datasite and that Parent and Parent’s representatives have been granted access to (and continue to have access to) as of twenty-four (24) hours prior to the execution of this Agreement (in a form visible to Parent or Parent’s representatives). Unless otherwise indicated, any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented and includes any re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, as applicable (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (a) any statute shall be deemed to refer to (i) such statute, as amended, and (ii) any rules or regulations promulgated thereunder, in each case, as of such date and (b) such deemed inclusion shall not apply with respect to any reference to a Contract in the Company Letter). An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP. All monetary figures and references to “$” or “Dollars” shall be in United States dollars unless otherwise specified. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. References to a person are also to its permitted successors and permitted assigns. Each of the parties has been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waives, with respect to this Agreement and any Exhibit hereto and the Company Letter, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 8.05            Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, ..gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.06            Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) and, subject to this Section 8.06 any Exhibit hereto, the Company Letter and the Voting Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise, except (i) for the right of the Company Stockholders to receive the Merger Consideration pursuant to Article II following the Effective Time in accordance with the terms of this Agreement; (ii) for the right of the holders of Stock Options or RSUs to receive the consideration set forth in Section 5.04; (iii) if a court of competent jurisdiction has declined to grant specific performance in favor of the Company and has instead granted an award of damages, then, subject to Section 7.02, the Company may enforce such award and seek additional damages on behalf of the holders of shares of Company Common Stock, Stock Options and RSUs (which Parent acknowledges and agrees may include damages based on a decrease in share value or lost premium); (iv) if Parent or Sub wrongfully terminates this Agreement or Willfully Breaches this Agreement, then following the termination of this Agreement, subject to Section 7.02, the Company may seek damages on behalf of the holders of shares of Company Common Stock, Stock Options and RSUs (which Parent acknowledges and agrees may include damages based on a decrease in share value or lost premium); and (v) for the provisions of Section 5.05. The rights granted pursuant to clause (b)(iii) and (b)(iv) of the preceding sentence will only be enforceable on behalf of the holders of shares of Company Common Stock, Stock Options and RSUs by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock, Stock Options and RSUs and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Company Letter is not incorporated by reference into, and shall not be deemed to constitute a part of this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL.

Section 8.07            Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 8.08            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Except as provided in the provision in the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.09            Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Chosen Courts, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.10            Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

Section 8.11            Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Any party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. In the event any party hereto brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date shall automatically be extended by the amount of time during which such action, claim, complaint, suit, action or other proceeding is pending, plus twenty (20) Business Days.

Section 8.12            Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Eyal Ofir
	Name:	Eyal Ofir
	Title:	Vice President, Corporate Development

CORVO MERGER SUB, INC.

By:	/s/ J. Eric Reed
	Name:	J. Eric Reed
	Title:	Director

[Signature Page to Agreement and Plan of Merger]

CONFLUENT, INC.

By:	/s/ Edward Jay Kreps
	Name:	Edward Jay Kreps
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

[Attached]

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

CONFLUENT, INC.

1.            Name. The name of the corporation is Confluent, Inc. (the “Corporation”).

2.            Address; Registered Office and Agent. The name and address of the Corporation’s registered agent is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808.

3.            Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.            Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 10,000, all of which shall be designated shares of Common Stock with the par value of $0.001 per share.

The Corporation may issue fractional shares of Common Stock. The holders of fractional shares shall be entitled to all rights as stockholders of the Corporation to the extent provided herein and under applicable law in respect of such fractional shares.

5.            Election of Directors. Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.            Limitation of Liability. To the fullest extent authorized by the DGCL, as it presently exists or may hereafter be amended or modified from time to time, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal, modification or elimination of this Section 6 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or elimination with respect to acts or omissions occurring prior to such repeal, modification or elimination.

7.            Indemnification.

7.1            Indemnification of Corporate Agents. The Corporation shall indemnify and is authorized to provide advancement of expenses, to the fullest extent permitted by applicable law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liabilities, and losses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with any proceeding mentioned in this Section 7.

7.2            Repeal or Modification. Neither any amendment, modification or repeal of this Section 7, nor the adoption of any provision of the Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Section 7, shall eliminate or reduce the effect of this Section 7 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 7, would accrue or arise, prior to such amendment, repeal, modification or adoption of an inconsistent provision.

8.            Adoption, Amendment or Repeal of Bylaws. In furtherance of and in limitation to the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws.

9.            Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the Bylaws.

10.          Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Section 10.

Exhibit B

Form of Amended and Restated Bylaws of the Surviving Corporation

[Attached]

AMENDED AND RESTATED BYLAWS

OF

CONFLUENT, INC.

(The “Corporation”)

ARTICLE I

Meetings of Stockholders: Stockholders’
Consent in Lieu of Meeting

Section 1.01.       Annual Meeting. The annual meeting of the stockholders for the election of directors, and for the transaction of such other business as may properly come before the meeting, shall be held at such place, date and hour as shall be fixed by the Board of Directors of the Corporation (the “Board of Directors”) and designated in the notice or waiver of notice thereof; except that no annual meeting need be held if all actions, including the election of directors, required by the General Corporation Law of the State of Delaware (the “DGCL”) to be taken at a stockholders’ annual meeting are taken by written consent in lieu of meeting pursuant to Section 1.03 of this Article.

Section 1.02.       Special Meetings. A special meeting of the stockholders for any purpose or purposes may be called by the Board of Directors, the Chairperson of the Board of Directors, the President or the Secretary of the Corporation or a stockholder or stockholders holding of record at least a majority of the shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”) issued and outstanding, such meeting to be held at such place, date and hour as shall be designated in the notice or waiver of notice thereof.

Section 1.03.       Stockholders’ Consent in Lieu of Meeting.

(a)            Any action required by the laws of the State of Delaware to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b)            Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in Section 228 of the DGCL. In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the DGCL if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

Section 1.04.       Quorum and Adjournment. Except as otherwise provided by law, by the amended and restated certificate of incorporation (as it may be amended, supplemented, modified or restated from time to time, the “Certificate of Incorporation”) of the Corporation or by these Bylaws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall be necessary and sufficient to constitute a quorum for the transaction of business at all meetings of stockholders. If, however, such a quorum is not present or represented at any meeting of stockholders, then either (i) the chairperson of the meeting or (ii) the stockholders present at the meeting, although less than a quorum, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

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Section 1.05.       Required Vote. When a quorum is present at any meeting of stockholders: (a) at all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect, and (b) for all other elections and questions, the affirmative vote of the majority of the aggregate voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall constitute the act of the stockholders, unless by express provision of law, the Certificate of Incorporation of the Corporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.

Section 1.06.       Manner of Voting. At each meeting of stockholders, each shareholder having the right to vote shall be entitled to vote in person or by proxy. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Each shareholder shall be entitled to vote each share of stock having voting power registered in his or her name on the books of the Corporation on the record date fixed, as provided in Section 6.07 of Article VI hereof, for the determination of stockholders entitled to vote at such meeting, with a proportionate vote for any fractional share. No election of directors need be by written ballot.

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ARTICLE II

Board of Directors

Section 2.01.       General Powers. The management of the affairs of the Corporation shall be vested in the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation of the Corporation directed or required to be exercised or done by the stockholders.

Section 2.02.       Number and Term of Office. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by a vote of a majority of the whole Board of Directors. The term “whole Board of Directors” is used herein to refer to the total number of directors which the Corporation would have if there were no vacancies. Directors need not be stockholders. Each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death or resignation or removal in the manner hereinafter provided. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 2.03.       Resignation, Removal and Vacancies. Any director may resign at any time by giving written notice of his or her resignation to the Board of Directors, the Chairperson of the Board of Directors, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Any director or the whole Board of Directors may be removed, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at an election of directors or by written consent of the stockholders pursuant to Section 1.03 of Article I hereof.

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Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

If at any time, by reason of death or resignation or other cause, the Corporation shall have no directors in office, then any officer or any shareholder or an executor, administrator, trustee or guardian of a shareholder, or other fiduciary entrusted with like responsibility for the person or estate of a shareholder, may call a special meeting in accordance with the provisions of the Certificate of Incorporation of the Corporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

Section 2.04.       Meetings.

(a)            Annual Meeting. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 2.05 of this Article.

(b)            Other Meetings. Other meetings of the Board of Directors shall be held at such times and places as the Board of Directors, the Chairperson of the Board of Directors or the President shall from time to time determine.

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(c)            Notice of Meetings. The Secretary of the Corporation shall give notice to each director of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, at least two days before the day on which such meeting is to be held, or shall be sent to him or her at such place by telegraph, cable, wireless or other form of recorded communication, or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held, but notice need not be given to any director who shall attend such meeting. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.

(d)            Place of Meetings. The Board of Directors may hold its meetings at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine, or as shall be designated in the respective notices or waivers of notice thereof.

(e)            Quorum and Manner of Acting. One third of the total number of directors then in office (but not less than two) shall be present in person at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board of Directors, except as otherwise expressly required by law or these Bylaws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(f)            Organization. At each meeting of the Board of Directors, one of the following shall act as chairperson of the meeting and preside, in the following order of precedence:

(i)             the Chairperson of the Board of Directors;

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(ii)            the President (if the President shall be a member of the Board of Directors at such time); and

(iii)           any director chosen by a majority of the directors present.

The Secretary of the Corporation or, in the case of his or her absence, any person (who shall be an Assistant Secretary of the Corporation, if an Assistant Secretary of the Corporation is present) whom the Chairperson of the Board of Directors shall appoint shall act as secretary of such meeting and keep the minutes thereof.

Section 2.05.       Directors’ Consent in Lieu of Meeting. Action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes or the proceedings of the Board of Directors or committee.

Section 2.06.       Action by Means of Conference Telephone or Similar Communications Equipment. Any one or more members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

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ARTICLE III

Committees of the Board

Section 3.01.       Appointment of Executive Committee. The Board of Directors may from time to time by resolution passed by a majority of the whole Board of Directors designate from its members an Executive Committee to serve at the pleasure of the Board of Directors. The Chairperson of the Executive Committee shall be designated by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of the Executive Committee, who may replace any absent or disqualified member or members at any meeting of the Executive Committee. The Board of Directors shall have power at any time to change the membership of the Executive Committee, to fill all vacancies in it and to discharge it, either with or without cause.

Section 3.02.       Procedures of Executive Committee. The Executive Committee, by a vote of a majority of its members, shall fix by whom its meetings may be called and the manner of calling and holding its meetings, shall determine the number of its members requisite to constitute a quorum for the transaction of business and shall prescribe its own rules of procedure, no change in which shall be made except by a majority vote of its members or by the Board of Directors.

Section 3.03.       Powers of Executive Committee. During the intervals between the meetings of the Board of Directors, unless otherwise determined from time to time by resolution passed by the whole Board of Directors, the Executive Committee shall possess and may exercise all the powers and authority of the Board of Directors in the management and direction of the business and affairs of the Corporation to the extent permitted by the DGCL, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except that the Executive Committee shall not have power or authority in reference to:

(a)            amending the Certificate of Incorporation of the Corporation;

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(b)            adopting an agreement of merger or consolidation;

(c)            recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

(d)            recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution;

(e)            submitting to stockholders of the Corporation any action which pursuant to the DGCL requires shareholder approval;

(f)            creating or filling vacancies in the Board of Directors or in any committee or fixing compensation of members of the Board of Directors for serving on the Board of Directors or on any committee;

(g)            amending or repealing these Bylaws;

(h)            declaring a dividend or authorizing the issuance of stock; or

(i)             amending or repealing any resolution of the Board of Directors which by its terms is not so amendable or repealable.

Section 3.04.       Reports of Executive Committee. The Executive Committee shall keep regular minutes of its proceedings, and all action by the Executive Committee shall be reported promptly to the Board of Directors. Such action shall be subject to review by the Board of Directors; provided, that no rights of third parties shall be affected by such review.

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Section 3.05.       Other Committees. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate from among its members one or more other committees, each of which shall have such authority of the Board of Directors as may be specified in the resolution of the Board of Directors designating such committee; provided, however, that any such committee so designated shall not have any powers not allowed to the Executive Committee under Section 3.03 of this Article. The Board of Directors shall have power at any time to change the members of any such committee, designate alternate members of any such committee and fill vacancies therein; and any such committee shall serve at the pleasure of the Board of Directors.

ARTICLE IV

Officers

Section 4.01.       Executive Officers. The executive officers of the Corporation shall be a President, a Secretary and a Treasurer and may include a Chairperson of the Board of Directors, one or more Vice Presidents and one or more Assistant Secretaries or Assistant Treasurers. Any two or more offices may be held by the same person.

Section 4.02.       Authority and Duties. All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or, to the extent not so provided, by the Board of Directors.

Section 4.03.       Subordinate Officers. The Board of Directors may appoint, or empower the Chief Executive Officer or the President to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

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Section 4.04.       Term of Office, Resignation and Removal. All officers shall be elected or appointed by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors. The Chairperson of the Board of Directors, if any, shall be elected or appointed from among the members of the Board of Directors. Each officer shall hold office until his or her successor has been elected or appointed and qualified or his or her earlier death or resignation or removal in the manner hereinafter provided. The Board of Directors may require any officer to give security for the faithful performance of his or her duties.

Any officer may resign at any time by giving written notice to the President or the Secretary of the Corporation, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective is not specified therein, at the time it is accepted by action of the Board of Directors. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

All officers and agents elected or appointed by the Board of Directors shall be subject to removal at any time by the Board of Directors with or without cause.

Section 4.05.       Vacancies. If an office becomes vacant for any reason, the Board of Directors shall fill such vacancy or as set forth in Section 4.04. Any officer so appointed or elected by the Board of Directors shall serve only until such time as the unexpired term of his or her predecessor shall have expired unless reelected or reappointed by the Board of Directors.

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Section 4.06.       Chairperson of the Board of Directors. If there shall be a Chairperson of the Board of Directors, he or she shall preside at meetings of the Board of Directors and of the stockholders at which he or she is present, and shall give counsel and advice to the Board of Directors and the officers of the Corporation on all subjects touching the welfare of the Corporation and the conduct of its business. He or she shall perform such other duties as the Board of Directors may from time to time determine. Except as otherwise provided by resolution of the Board of Directors he or she shall be ex officio a member of all committees of the Board of Directors.

Section 4.07.       The President. The President shall be the Chief Executive Officer of the Corporation and, unless the Chairperson of the Board of Directors be present or the Board of Directors has provided otherwise by resolution, he or she shall preside at all meetings of the Board of Directors and the stockholders at which he or she is present except, in the case of a meeting of the Board of Directors, if the President is not a member of the Board of Directors at such time. He or she shall have general and active management and control of the business and affairs of the Corporation subject to the control of the Board of Directors and the Executive Committee, if any, and shall see that all orders and resolutions of the Board of Directors and the Executive Committee, if any, are carried into effect.

Section 4.08.       Vice Presidents. The Vice President of the Corporation, if any, or if there be more than one, the Vice Presidents in the order of their seniority or in any other order determined by the Board of Directors; shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall generally assist the President and perform such other duties as the Board of Directors or the President shall prescribe.

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Section 4.09.        The Secretary. The Secretary of the Corporation shall, to the extent practicable, attend all meetings of the Board of Directors and all meetings of the stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he or she shall perform such duties. He or she shall keep in safe custody the seal of the Corporation and affix the same to any duly authorized instrument requiring it and, when so affixed, it shall be attested by his or her signature or by the signature of the Treasurer or an Assistant Secretary or Assistant Treasurer. He or she shall keep in safe custody the certificate books and shareholder records and such other books and records as the Board of Directors may direct and shall perform all other duties as from time to time may be assigned to him or her by the Chairperson of the Board of Directors, the President or the Board of Directors.

Section 4.10.       Assistant Secretaries. The Assistant Secretary of the Corporation, if any, or if there be more than one, the Assistant Secretaries in order of their seniority or in any other order determined by the Board of Directors shall, in the absence or disability of the Secretary of the Corporation, perform the duties and exercise the powers of the Secretary of the Corporation and shall perform such other duties as the Board of Directors or the Secretary of the Corporation shall prescribe.

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Section 4.11.       The Treasurer. The Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit all moneys and other valuable effects to the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation; and, in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or the Board of Directors.

Section 4.12.       Assistant Treasurers. The Assistant Treasurer of the Corporation, if any, or if there be more than one, the Assistant Treasurers in the order of their seniority or in any other order determined by the Board of Directors, shall in the absence or disability of the Treasurer perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors or the Treasurer shall prescribe.

ARTICLE V

Contracts, Checks, Drafts, Bank Accounts, etc.

Section 5.01.        Execution of Documents. The Board of Directors shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and may authorize such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation; and, unless so designated or expressly authorized by these Bylaws, no officer or agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or to any amount.

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Section 5.02.       Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors or Treasurer or any other officer of the Corporation to whom power in this respect shall have been given by the Board of Directors shall select.

Section 5.03.       Proxies in Respect of Stock or Other Securities of Other Corporations. The Board of Directors shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its said powers and rights.

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ARTICLE VI

Shares and Their Transfer; Fixing Record Date

Section 6.01.       Certificates for Shares. Every owner of stock of the Corporation shall be entitled to have a certificate certifying the number and class of shares or fraction thereof owned by him or her in the Corporation; provided, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the Secretary of the Corporation. If shares are represented by certificates, such certificates (if any) shall otherwise be in such form as prescribed by the Board of Directors. Certificates of each class (if any) shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by, or in the name of the Corporation by the Chairperson of the Board of Directors, the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation.

Section 6.02.       Record. A record (herein called the “stock record”) in one or more counterparts shall be kept of the name of the person, firm or corporation owning the shares represented by each certificate or book entry for stock of the Corporation issued, the number of shares represented by each such certificate, the date thereof and, in the case of cancelation, the date of cancelation. Except as otherwise expressly required by law, the person in whose name shares of stock stand on the stock record of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

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Section 6.03.       Registration of Stock. Registration of transfers of shares of the Corporation shall be made only on the books of the Corporation upon request of the registered holder thereof, or of his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and, if such shares are certificated, upon the surrender of the certificate or certificates for such shares properly endorsed or accompanied by a stock power duly executed.

Section 6.04.       Addresses of Stockholders. Each shareholder shall designate to the Secretary of the Corporation an address at which notices of meetings and all other corporate notices may be served or mailed to him or her, and, if any shareholder shall fail to designate such address, corporate notices may be served upon him or her by mail directed to him or her at his or her post office address, if any, as the same appears on the share record books of the Corporation or at his or her last known post office address.

Section 6.05.       Lost, Destroyed and Mutilated Certificates. The Board of Directors or a committee designated thereby with power so to act may, in its discretion, cause to be issued a new certificate or certificates for stock of the Corporation in place of any certificate issued by it and reported to have been lost, destroyed or mutilated, upon the surrender of the mutilated certificates or, in the case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction, and the Board of Directors or such committee may, in its discretion, require the owner of the lost or destroyed certificate or his or her legal representative to give the Corporation a bond in such sum and with such surety or sureties as it may direct to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate.

Section 6.06.       Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for stock of the Corporation.

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Section 6.07.       Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 50 nor less than 10 days before the date of such meeting, nor more than 50 days prior to any other action. A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE VII

Fiscal Year

The fiscal year of the Corporation shall end on the 31st day of December in each year unless changed by resolution of the Board of Directors.

ARTICLE VIII

Indemnification

Section 8.01.       Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a)            Directors and Executive Officers. The Corporation shall indemnify its directors and executive officers (for the purposes of this Article VIII, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

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(b)            Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

(c)            Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer, of the Corporation, or is or was serving at the request of the Corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VIII or otherwise.

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Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

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(d)            Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Article VIII shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advances granted by this Article VIII to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

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(e)            Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f)            Survival of Rights. The rights conferred on any person by this Article VIII shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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(g)            Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VIII.

(h)            Amendments. Any repeal or modification of this Article VIII shall only be prospective and shall not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

(i)            Saving Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article VIII that shall not have been invalidated, or by any other applicable law. If this Article VIII shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j)            Certain Definitions. For the purposes of this Article VIII, the following definitions shall apply:

(i)  The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

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(ii)  The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii)  The term the “corporation” (including as applied to the Corporation) shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(iv)  References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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(v)  References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX

Waiver of Notice

Whenever any notice is required to be given by these Bylaws or the Certificate of Incorporation of the Corporation or the laws of the State of Delaware, the person entitled thereto may, in person or by attorney thereunto authorized, in writing or by telegraph, cable or other form of recorded communication, waive such notice, whether before or after the meeting or other matter in respect of which such notice is given, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.

ARTICLE X

Amendments

These Bylaws may be adopted, amended or repealed by the stockholders entitled to vote. Any Bylaw (including these Bylaws) may be adopted, amended or repealed by the Board of Directors in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation of the Corporation. The fact that such power has been granted to the directors shall not divest the stockholders of their power, nor limit their power to adopt, amend or repeal these Bylaws.

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